ASSET PURCHASE AGREEMENT


                                      among


                             HARLEY-DAVIDSON, INC.,



                              HOLIDAY RAMBLER LLC,



                          STATE ROAD PROPERTIES L.P.,



                                       and



                            MONACO COACH CORPORATION







                          Dated as of January 21, 1996








                   LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT


                                    Schedules

   Schedule 1.1             -         Description of R.V. Division
                                      Line of Products

   Schedule 1.1(b)          -         Real Property

   Schedule 1.1(e)          -         Excluded MIS and Software

   Schedule 1.1(g)          -         Excluded Governmental Licenses and
                                      Permits

   Schedule 1.2(b)          -         Assets Shared with other Divisions (not
                                      being transferred)

   Schedule 1.2(f)          -         Excluded Contracts

   Schedule 1.2(j)          -         Life Insurance Policies

   Schedule 1.2(k)          -         Excluded Equipment

   Schedule 2.3             -         Exceptions to GAAP with respect to
                                      Closing Balance Sheet

   Schedule 2.3(a)          -         Preliminary Statement

   Schedule 3.1(c)          -         Subsidiaries

   Schedule 3.1(d)          -         Governmental Approvals and Notices;
                                      Conflicts

   Schedule 3.1(e)          -         Financial Information

   Schedule 3.1(f)          -         Liens, Encumbrances and Restrictions

   Schedule 3.1(h)(ii)      -         Material Contracts

   Schedule 3.1(h)(iii)     -         Material Licenses and Permits

   Schedule 3.1(h)(iv)      -         Location of Material Assets

   Schedule 3.1(i)          -         Defects

   Schedule 3.1(j)          -         Legal Proceedings

   Schedule 3.1(l)          -         Defects in Patents,
                                      Trademarks and Similar Rights

   Schedule 3.1(m)          -         Defects in Government  Licenses,
                                      Permits and Related Approvals

   Schedule 3.1(n)          -         Conduct of Business Other than in
                                      Compliance with Regulatory and
                                      Contractual Requirements

   Schedule 3.1(o)          -         Employee Agreements and Plans

   Schedule 3.1(p)          -         Certain Environmental Matters

   Schedule 3.1(s)          -         Changes in Business Since December 31,
                                      1995

   Schedule 3.1(u)          -         Inter-Company Transactions

   Schedule 3.1(v)          -         Returns of Inventory

   Schedule 3.1(x)          -         Accounts Receivable

   Schedule 3.1(y)          -         Product Warranties

   Schedule 3.1(z)          -         In-Policy Warranty Claims and Recalls

   Schedule 3.1(aa)         -         Product Liability Claims

   Schedule 3.1(ab)(i)      -         Certain Real Property Matters

   Schedule 3.1(ab)(v)      -         Operating and Management Agreements

   Schedule 3.2(c)          -         Governmental Approvals and Notices;
                                      Conflicts

   Schedule 3.2(h)          -         Material Adverse Changes in Business of
                                      Buyer

   Schedule 3.3             -         Schedule of Survival Periods for
                                      Certain Representations and Warranties

   Schedule 4.2             -         Special Business Practices

   Schedule 4.8             -         Certain Real Property

   Schedule 6.7             -         Minimum Employment Thresholds



                                    Exhibits



   EXHIBIT A      -    Form of Assumption Agreement


   EXHIBIT B      -    Form of Certificate of Designations


   EXHIBIT C      -    Form of Transition Services Agreement


   EXHIBIT D      -    Form of Lease


   EXHIBIT E      -    Form of Registration Rights Agreement


   EXHIBIT F      -    Procedures for Post-Closing Payments By Buyer



                                TABLE OF CONTENTS


                                                                         Page

1.   Purchase and Sale of Assets; Assumption of Certain Liabilities  . .    1
     1.1.  Transfer of Assets  . . . . . . . . . . . . . . . . . . . . .    1
     1.2.  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .    4
     1.3.  Instruments of Conveyance and Transfer  . . . . . . . . . . .    5
     1.4.  Further Assurances  . . . . . . . . . . . . . . . . . . . . .    5
     1.5.  Assumed Liabilities . . . . . . . . . . . . . . . . . . . . .    5
     1.6. Excluded Liabilities . . . . . . . . . . . . . . . . . . . . .    6

2.   Closing; Payment of Purchase Price at Closing and Closing Adjustment
                                                                            7
     2.1.  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . .    7
     2.2.  Purchase Price and Payment  . . . . . . . . . . . . . . . . .    7
     2.3.  Post-Closing Adjustment . . . . . . . . . . . . . . . . . . .    8
     2.4.  Purchase of FMCA Units  . . . . . . . . . . . . . . . . . . .   10

3.   Representations and Warranties  . . . . . . . . . . . . . . . . . .   10
     3.1.  Representations and Warranties of Sellers . . . . . . . . . .   10
          (a)  Due Organization and Power  . . . . . . . . . . . . . . .   10
          (b)  Authorization and Validity of Agreement . . . . . . . . .   10
          (c)  Related Parties . . . . . . . . . . . . . . . . . . . . .   11
          (d)  No Governmental Approvals or Notices  Required; No Conflict
               with Instruments to which the Sellers are a Party . . . .   11
          (e)  Financial Statements  . . . . . . . . . . . . . . . . . .   12
          (f)  Title to Properties and Absence of Liens and Encumbrances   12
          (g)  No Undisclosed Liabilities  . . . . . . . . . . . . . . .   13
          (h)  List of Properties, Contracts, Permits and Other Data . .   14
          (i)  Defects . . . . . . . . . . . . . . . . . . . . . . . . .   15
          (j)  Legal Proceedings . . . . . . . . . . . . . . . . . . . .   16
          (k)  Labor Controversies . . . . . . . . . . . . . . . . . . .   16
          (l)  Patents, Trademarks and Similar Rights  . . . . . . . . .   16
          (m)  Government Licenses, Permits and Related Approvals  . . .   16
          (n)  Conduct of Business in Compliance with Regulatory and
               Contractual Requirements  . . . . . . . . . . . . . . . .   17
          (o)  Employee Benefit Plans  . . . . . . . . . . . . . . . . .   17
          (p) Environmental Matters  . . . . . . . . . . . . . . . . . .   19
          (q) Certain Fees . . . . . . . . . . . . . . . . . . . . . . .   21
          (r) Non-Foreign Status of Sellers  . . . . . . . . . . . . . .   21
          (s)  Absence of Certain Changes  . . . . . . . . . . . . . . .   21
          (t)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . .   21
          (u)  Inter-Company Transactions  . . . . . . . . . . . . . . .   21
          (v)  Inventory . . . . . . . . . . . . . . . . . . . . . . . .   21
          (w)  Restricted Securities . . . . . . . . . . . . . . . . . .   22
          (x)  Accounts Receivable . . . . . . . . . . . . . . . . . . .   23
          (y)  Product Warranties  . . . . . . . . . . . . . . . . . . .   24
          (z)  Warranty Claims . . . . . . . . . . . . . . . . . . . . .   24
          (aa)Product Liability Claims . . . . . . . . . . . . . . . . .   24
          (ab)Certain Real Property Matters  . . . . . . . . . . . . . .   25
          (ac)No Other Representations or Warranties . . . . . . . . . .   26
     3.2.  Representations and Warranties of Buyer . . . . . . . . . . .   26
          (a)  Due Organization and Power  . . . . . . . . . . . . . . .   26
          (b) Authorization and Validity of Agreement  . . . . . . . . .   26
          (c) No Governmental Approvals or Notices Required; No Conflict
               with Instruments to which Buyer is a Party  . . . . . . .   27
          (d) Certain Fees . . . . . . . . . . . . . . . . . . . . . . .   27
          (e) Financial Capacity . . . . . . . . . . . . . . . . . . . .   27
          (f)  Financial Statements  . . . . . . . . . . . . . . . . . .   28
          (g) Title to Preferred Stock . . . . . . . . . . . . . . . . .   28
          (h)  Absence of Certain Changes or Events  . . . . . . . . . .   28
          (i) No Other Representations or Warranties . . . . . . . . . .   28
     3.3.  Expiration of Representations and Warranties  . . . . . . . .   28

4.   Transactions Prior to Closing . . . . . . . . . . . . . . . . . . .   29
     4.1.  Access to Information Concerning Properties and Records;
          Confidentiality  . . . . . . . . . . . . . . . . . . . . . . .   29
     4.2.  Conduct of the Business of the R.V. Division Pending the Closing
          Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     4.3.  Further Actions . . . . . . . . . . . . . . . . . . . . . . .   31
     4.4.  Antitrust Laws  . . . . . . . . . . . . . . . . . . . . . . .   31
     4.5.  Notification  . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.6.  No Inconsistent Action. . . . . . . . . . . . . . . . . . . .   32
     4.7.  Financing . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.8.  Certain Other Agreements  . . . . . . . . . . . . . . . . . .   32
     4.9. Preparation and Delivery of Audited Financial Statements . . .   33
     4.10. Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . .   33
     4.11.  Sale of Holiday World  . . . . . . . . . . . . . . . . . . .   33
     4.12.  Redemption Restrictions  . . . . . . . . . . . . . . . . . .   33
     4.13.  Casualty Losses and Condemnation . . . . . . . . . . . . . .   34
     4.14.  Release of Mortgage  . . . . . . . . . . . . . . . . . . . .   34

5.   Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . .   34
     5.1.  Conditions Precedent to Obligations of Buyer and the Sellers    34
          (a)  No Injunction, etc.   . . . . . . . . . . . . . . . . . .   34
          (b)  Antitrust Matters . . . . . . . . . . . . . . . . . . . .   34
          (c)   Other Agreements . . . . . . . . . . . . . . . . . . . .   34
          (c)   Material Consents  . . . . . . . . . . . . . . . . . . .   34
     5.2.  Conditions Precedent to Obligations of Buyer  . . . . . . . .   35
          (a)  Accuracy of Representations and Warranties  . . . . . . .   34
          (b)  Performance of Agreements . . . . . . . . . . . . . . . .   35
          (c)  No Material Adverse Change  . . . . . . . . . . . . . . .   35
          (d) Officer's Certificate  . . . . . . . . . . . . . . . . . .   35
          (e)  Completion of Audit . . . . . . . . . . . . . . . . . . .   35
          (f)  FIRPTA Compliance . . . . . . . . . . . . . . . . . . . .   35
          (g)  Financing Condition . . . . . . . . . . . . . . . . . . .   35
          (h)   Environmental Condition  . . . . . . . . . . . . . . . .   36
     5.3.  Conditions Precedent to the Obligations of the Company and
          Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
          (a)  Accuracy of Representations and Warranties  . . . . . . .   36
          (b)  Performance of Agreements . . . . . . . . . . . . . . . .   37
          (c)  No Material Adverse Change  . . . . . . . . . . . . . . .   37
          (d)  Officer's Certificate . . . . . . . . . . . . . . . . . .   37
          (e)  Assumption Agreement  . . . . . . . . . . . . . . . . . .   37
          (f)  Certificate of Designations . . . . . . . . . . . . . . .   37

   6.     Employee Relations and Benefits  . . . . . . . . . . . . . . .   37
     6.1.  Employment  . . . . . . . . . . . . . . . . . . . . . . . . .   37
     6.2.  Effective Time  . . . . . . . . . . . . . . . . . . . . . . .   37
     6.3.  Benefit Plans and Programs  . . . . . . . . . . . . . . . . .   38
     6.4.  Welfare Plans.  . . . . . . . . . . . . . . . . . . . . . . .   38
     6.5.  Rollovers . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     6.6.  Tax Reporting . . . . . . . . . . . . . . . . . . . . . . . .   38
     6.7.  Warn Act. . . . . . . . . . . . . . . . . . . . . . . . . . .   38

7.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     7.1.  General . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     7.2.  No Liabilities in Event of Termination  . . . . . . . . . . .   39
     7.3.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .   39

8.   Transactions Subsequent to Closing  . . . . . . . . . . . . . . . .   40
     8.1.  Post-Closing Access to Information and Assistance . . . . . .   40
     8.2.  Further Agreements  . . . . . . . . . . . . . . . . . . . . .   40
     8.3.  Use of Corporate Name . . . . . . . . . . . . . . . . . . . .   40
     8.4.  No Competition  . . . . . . . . . . . . . . . . . . . . . . .   41
     8.5.  Incremental Wage Payments . . . . . . . . . . . . . . . . . .   41
     8.6.  Tax Assistance and Cooperation  . . . . . . . . . . . . . . .   42

9.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     9.1.  Public Announcements  . . . . . . . . . . . . . . . . . . . .   42
     9.2.  Transfer Taxes and Recording Expenses . . . . . . . . . . . .   42
     9.3.  Indemnification . . . . . . . . . . . . . . . . . . . . . . .   43
     9.4.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     9.5.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   47
     9.6.  Binding Effect; Benefit . . . . . . . . . . . . . . . . . . .   47
     9.7.  Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . .   48
     9.8.  Assignability . . . . . . . . . . . . . . . . . . . . . . . .   48
     9.9.  Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . .   48
     9.10. Schedules . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     9.11. Section Headings; Table of Contents . . . . . . . . . . . . .   48
     9.12. Severability  . . . . . . . . . . . . . . . . . . . . . . . .   48
     9.13. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   49
     9.14. Applicable Law  . . . . . . . . . . . . . . . . . . . . . . .   49



                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT, dated as of January 21, 1996, among HARLEY-DAVIDSON, INC., a Wisconsin corporation (the "Company"), HOLIDAY RAMBLER LLC, an Indiana limited liability company ("HR"), STATE ROAD PROPERTIES L.P., a Delaware limited partnership ("SRP" and together with HR, the "Sellers"), and MONACO COACH CORPORATION, a Delaware corporation ("Buyer").


                              W I T N E S S E T H :


          WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Sellers, certain assets and liabilities of the Holiday Rambler Recreational Vehicle Division of Sellers, all upon and subject to the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:


   1.     Purchase and Sale of Assets; Assumption of Certain Liabilities

          1.1. Transfer of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.1) and subject to the provisions of Section 1.2, the Sellers shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase and acquire from the Sellers, all of the assets, rights, properties, claims, contracts, business and goodwill of the Sellers at the Closing Date that are utilized in the design, manufacture, marketing, wholesale sale and factory servicing of Class A motor homes, conventional travel trailers, fifth wheel travel trailers and related parts and accessories, including the models set forth on Schedule 1.1 (the "R.V. Division"), of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, including, without limitation, the following:

          (a) All of the Sellers' right, title and interest in and to the R.V. Division patents, patent registrations, patent applications, trademarks, trademark registrations, trademark applications, trade names, copyrights, copyright applications, copyright registrations, franchises, permits, licenses, processes, formulas, inventions, trade secrets and royalties, including all rights to sue for past infringement, together with the goodwill associated therewith;

          (b) The owned real property in and around Wakarusa, Indiana and Nappanee, Indiana described on Schedule 1.1(b) hereto, including all buildings, structures and other improvements situated thereon (individually, a "Plant" and collectively, the "Plants"), and all easements, privileges, rights-of-way, riparian and other water rights and appurtenances pertaining to or accruing to the benefit of such property, in each case subject to the matters described on Schedule 3.1(f) hereto;

          (c) All equipment, furniture, furnishings, fixtures, machinery, vehicles, tools, tooling, molds, dies, spare parts, supplies and other tangible personal property used in the R.V. Division's operations, except those items set forth on Schedule 1.2(k) (collectively, the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of the Sellers in connection with the Equipment to the extent transferable;

          (d) The R.V. Division inventory of finished products on hand at the Plants or in transit (the "Finished Goods") (including the units to be displayed at the Family Motor Coach Association R.V. Show and Sale (the "FMCA Units")) and the raw materials and work in process for R.V. Division products on hand at the Plants or in transit, together with the spare parts, supplies and promotional materials that are used in connection with the design, manufacture, marketing, wholesale sale or factory servicing of R.V. Division products (the "Materials"; together with the Finished Goods, the "Inventory");

          (e) All management information systems and software, to the extent that such systems and software are transferable by the Sellers and relate to the operations of the Plants, the ownership of the Assets or the design, manufacture, marketing, wholesale sale or factory servicing of R.V. Division products, and customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings, processes, and quality control data, if any, except for the systems and software items set forth on Schedule 1.1(e) hereto;

          (f) All contracts, maintenance and service agreements, purchase commitments for materials and other services, advertising and promotional agreements, leases and other agreements related to the R.V. Division's business, whether or not entered into in the ordinary course of the R.V. Division's business, including but not limited to, any agreements with suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein, including without limitation, those contracts set forth on Schedule 3.1(h)(ii) but excluding those contracts listed on Schedule 1.2(f) hereto;

          (g) All licenses, permits or franchises issued by any federal, state or municipal authority relating to the development, use, maintenance or occupation of the Plants or the design, manufacture, wholesale sale or factory servicing of R.V. Division products to the extent that such licenses, permits or franchises are transferable and relate to the operations of the Plants, the ownership of the real property described on Schedule 1.1(b) hereto or the design, manufacture, wholesale sale or factory servicing of R.V. Division products, except for those licenses, permits or franchises listed on Schedule 1.1(g) hereto;

          (h) Accounts receivable of the Sellers (whether or not billed) to the extent attributable to R.V. Division products sold and delivered to a dealer or other customer or to a bona fide third-party transportation company for delivery to a dealer or other customer prior to the Effective Time (as defined below), or to the factory servicing of R.V. Division products, excluding the intercompany receivables;

          (i) All rights to goods and services and all other economic benefits arising out of prepayments, payments in advance and deposits by the Sellers to the extent related to the Plants or the design, manufacturing, marketing, wholesale sale or factory servicing of R.V. Division products (collectively, the "Prepaid Assets"), including, but not limited to, prepaid rents, service contracts and the costs of producing and developing continuing marketing and advertising programs, but excluding any prepaid taxes.

   The assets being sold, conveyed, assigned, transferred and delivered to Buyer by the Sellers hereunder are sometimes hereinafter referred to as the "Assets".

          1.2. Excluded Assets. It is expressly understood and agreed that the Assets shall not include the following (together, the "Excluded Assets"):

          (a) any equity or partnership interest in either of the Sellers or any capital stock of Holiday Holding Corp., a Texas corporation, or its subsidiaries;

          (b) All assets of the Sellers used exclusively in the operations of Sellers' Commercial Vehicle, B&B Molder and/or Holiday World divisions, as well as those items shared by such divisions with the R.V. Division referenced on Schedule 1.2(b) hereto;

          (c) Any of the R.V. Division Assets listed on any Schedule that are consumed, sold or disposed of in the ordinary course of business of the R.V. Division prior to the Closing Date;

          (d) Any refunds or credits with respect to any taxes paid or incurred by Sellers (plus any related interest received from the relevant taxing authority) and any prepaid taxes of Sellers;

          (e) Except as expressly provided on Schedule 1.1(b), all owned real property used by Sellers, including all buildings, structures and other improvements situated thereon;

          (f) The Sellers' right, title and interest in and to the contracts listed on Schedule 1.2(f);

          (g) All assets owned or leased by Holiday Holding Corp. and its subsidiaries;

          (h)  The intercompany receivables of Sellers;

          (i) Cash and cash equivalents or similar type investments, certificates of deposit, treasury bills and other marketable securities of the R.V. Division business;

          (j) The life insurance policies held by the Sellers, including but not limited to, those policies listed on Schedule 1.2(j) hereto;

          (k) Any equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property listed on Schedule 1.2(k) hereto; and

          (l) Any equipment for the remediation of Hazardous Substances located on a Plant.

          1.3. Instruments of Conveyance and Transfer. On the Closing Date the Sellers shall (a) deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in Buyer all right, title and interest of the Sellers in and to the Assets, including warranty deeds (or the equivalent thereof) for the appropriate jurisdictions with any necessary modifications to such deeds required to (i) conform with the local laws for recording such deeds and (ii) enable Buyer to obtain title insurance policies from title companies), and such affidavits or other documents as are reasonably required by Buyer's title insurer as a condition to insuring title to the Plants without the survey exception or other exceptions, (b) transfer to Buyer all the books, records, files and other data relating to the Assets reasonably necessary or useful for the continued operation of the R.V. Division business by Buyer.

          1.4. Further Assurances. From time to time after the Closing Date, the Sellers will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Buyer may reasonably request in order to more effectively transfer, convey, assign, and deliver to Buyer any of the Assets, or to enable Buyer to exercise and enjoy all rights and benefits of the Sellers with respect thereto.

          1.5. Assumed Liabilities. On the Closing Date, Buyer shall deliver to the Sellers an undertaking (the "Assumption Agreement") in the form attached hereto as Exhibit A whereby Buyer, on and as of the Closing Date, assumes and agrees to pay, perform and discharge when due, subject to the provisions of Section 1.6, the liabilities and obligations of the Sellers relating to the R.V. Division business or the Assets, whether arising before or after the Closing Date and whether known or unknown, fixed or contingent, to the extent the same are unpaid, undelivered or unperformed on the Closing Date, including but not limited to: (1) all obligations relating to the R.V. Division business under contracts, commitments and agreements (except those obligations relating to contracts specifically excluded from the transfers contemplated hereby), including, without limitation, commitments for advertising, all unfulfilled purchase orders and sales commitments; (2) all liabilities and obligations for returns of R.V. Division products sold prior to the Closing Date; (3) all liabilities and obligations for trade promotion programs (including, without limitation, trade allowance programs), consumer promotions and other marketing programs applicable to R.V. Division products; (4) all obligations under the licenses, permits or franchises of the R.V. Division except those disclosed on Schedule 1.1(g) hereto; (5) all current liabilities and accrued liabilities (excluding taxes referenced in 1.6(a)) arising out of the operations of the R.V. Division, including, but not limited to, (i) all products liability claims with respect to products manufactured by the Sellers, (ii) all liabilities related to the presence, disposal, escape, seepage, leakage, discharge, emission, release or threatened release of any substances or materials or (iii) all liabilities related to or arising from the laws and regulations governing the manufacture or sale of motor or recreational vehicles) and (6) all liabilities and obligations for any taxes and expenses described as obligations of the Buyer in Section 9.2 hereof. Buyer is not assuming, nor shall be deemed to have assumed, any liability or obligation of the Sellers or the Company of any kind or nature whatsoever, except as expressly provided in this Agreement or the Assumption Agreement. The liabilities and obligations assumed by Buyer in accordance with this
   Section 1.5 are sometimes hereinafter referred to as the "Assumed
   Liabilities".

          1.6. Excluded Liabilities. It is expressly understood and agreed that Assumed Liabilities shall not include the following:

          (a) Liabilities of either of the Sellers for any taxes (other than accrued property taxes or any taxes which the Buyer is responsible for pursuant to Section 9.2) arising from the operations of the R.V. Division prior to the Closing Date;

          (b)  Liabilities arising out of or related to the Excluded Assets;

          (c) Liabilities to current, former or retired employees of the Sellers arising out of or relating to their employment with Sellers or their termination by Sellers; except for (i) liabilities for Transitioned Employees for accrued vacation, whether vested or unvested, (only to the extent that such accruals are consistent with Buyer's accrued vacation policy) and accrued moving expenses and (ii) liabilities arising out of Buyer's noncompliance with Section 6.7;

          (d) All intercompany liabilities except obligations under the Eaglemark Financial Services Floor Plan Repurchase Agreement;

          (e) Liabilities of either of the Sellers to third parties for any funded debt; and

          (f) Except as otherwise provided herein, all debts, liabilities and obligations that do not arise out of the business of the R.V. Division or the Assets.


   2.     Closing; Payment of Purchase Price at Closing and Closing
   Adjustment

          2.1. Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 hereof, the closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, at 10 a.m., New York City time, on the first day of the Sellers' fiscal month immediately following the satisfaction or waiver of all of the conditions to the Closing set forth in Section 5 hereof, or at such other time, date and place as shall be agreed upon by the Sellers and Buyer. The actual time and date of the Closing are herein called the "Closing Date". All acts and transactions occurring under this Agreement at the Closing shall be effective as of 12:01 a.m. on the Closing Date (the "Effective Time").

          2.2. Purchase Price and Payment. In consideration for the Assets (other than the FMCA Units), and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date (i) assume the Assumed Liabilities as provided in Section 1.5 hereof, (ii) transfer to HR (a) $27,738,762 by wire transfer in immediately available funds to an account designated in writing by HR to Buyer at least 2 business days prior to the Closing Date and (b) at Buyer's option either (x) an additional $4.6 million by wire transfer in the same manner as set forth above or (y) 100,000 shares of Buyer's Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), having such rights, preferences, privileges and restrictions as are set forth in the Certificate of Designation for such stock attached hereto as Exhibit B (the "Certificate of Designations") and (iii) transfer to SRP $1,261,238 by wire transfer in immediately available funds to an account designated in writing by SRP to Buyer at least 2 business days prior to the Closing Date. The value tendered by Buyer pursuant to this Section 2.2, as adjusted pursuant to the provisions of Section 2.3 below, shall be hereinafter referred to as the "Purchase Price". The Purchase Price and the Assumed Liabilities shall be allocated among the Assets in a manner to be agreed upon by the Sellers and Buyer consistent with Section 1060 of the Code (as defined below). Buyer and the Sellers agree to act in accordance with such allocations in all tax returns, tax reports and tax filings filed on or after the Closing Date, unless otherwise required by law.

          2.3.  Post-Closing Adjustment.

          (a) Within 60 days following the Closing, Sellers shall, at their expense, prepare, or cause to be prepared, and deliver to Buyer a statement (the "Closing Statement") which shall set forth the book value of the Assets less the Assumed Liabilities (the "Net Book Value") of the R.V. Division as of the Effective Time and, except as set forth on
   Schedule 2.3 hereto, shall be prepared (i) in accordance with the generally accepted accounting principles in the United States ("GAAP"), as in effect on the date of such preparation and (ii) in a manner consistent with the preparation of the statement setting forth the Net Book Value of the R.V. Division as of December 31, 1995 (the "Preliminary Statement") attached hereto as Schedule 2.3(a).

          (b) Buyer and Buyer's accountants shall, within 60 days after the delivery by Sellers of the Closing Statement, complete their review of the Net Book Value as derived from the Closing Statement. In the event that Buyer determines that Net Book Value as derived from the Closing Statement has not been determined in accordance with GAAP and in a manner consistent with the preparation of the Preliminary Statement, as modified by the exceptions set forth in Schedule 2.3, Buyer shall inform Sellers in writing (the "Buyer's Objection"), setting forth a specific description of the basis of Buyer's Objection and the adjustments to Net Book Value which Buyer believes should be made, on or before the last day of such 60-day period. Sellers shall then have 30 days to review and respond to Buyer's Objection. If Sellers' and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 10 days following the completion of Sellers review of Buyer's Objection, they shall refer their remaining differences to Deloitte & Touche or another internationally recognized firm of independent public accountants as to which Sellers and Buyer mutually agree (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 2.3(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, Net Book Value as derived from the Closing Statement, requires adjustment. Sellers and Buyer shall direct the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon Buyer and Sellers. The fees and disbursements of the CPA Firm shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand. Buyer and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Preliminary Statement and the Closing Statement and all other items reasonably requested by the CPA Firm. The "Adjusted Closing Statement" shall be (i) the Closing Statement in the event that (x) no Buyer's Objection is delivered to Sellers during the 60-day period specified above, or (y) Sellers and Buyer so agree, (ii) the Closing Statement, adjusted in accordance with the Buyer's Objection in the event that Sellers do not respond to Buyer's Objection within the 30-day period following receipt by Sellers of Buyer's Objection, or (iii) the Closing Statement, as adjusted by either (x) the agreement of Sellers and Buyer or
   (y) the CPA Firm.

          (c) Buyer shall provide Sellers and their accountants full access to the accounting records, any other information, including work papers of their accountants, and to any employees to the extent reasonably necessary for Sellers to prepare the Closing Statement. Buyer and its accountants shall have the opportunity to observe the physical count of the Inventory (which may begin prior to the Closing Date) in connection with the preparation of the Closing Statement and shall have full access to all information used by Sellers in preparing the Closing Statement, including the work papers of its accountants.

          (d) In the event the Net Book Value as derived from the Adjusted Closing Statement is less than $33.6 million, Sellers shall make an adjustment payment to Buyer in an amount equal to the difference between
   (x) $33.6 million and (y) Net Book Value as derived from the Adjusted Closing Statement. Any payment required by this first sentence of Section 2.3(d) shall be made by Sellers to Buyer within 5 business days after the issuance of the Adjusted Closing Statement by delivering to Buyer such number of shares of Preferred Stock, based on a stated value of $46 per share and rounded to the nearest whole share, equal to such difference and, if such difference exceeds $4.6 million, or if the Buyer elects to pay cash in lieu of issuing the Preferred Stock, cash to the extent of such excess.

          (e) In the event the Net Book Value (excluding the FMCA Units) as derived from the Adjusted Closing Statement is greater than $33.6 million and the Finished Goods inventory (excluding the FMCA Units) as of the Closing Date (the "Closing Finished Goods Inventory") exceeds $9.5 million, Sellers shall be paid an amount equal to the lesser of (i) the excess of the Closing Finished Goods Inventory over $9.5 million, (ii) $1 million or (iii) the excess of the Net Book Value (excluding the FMCA Units) as derived from the Adjusted Closing Statement over $33.6 million. Any payment required to be made by Buyer to Sellers pursuant to this
   Section 2.3(e) (the "Closing Finished Goods Inventory Payment") shall be made in accordance with the procedures set forth in Exhibit F hereto.

          2.4. Purchase of FMCA Units. Buyer agrees to pay Sellers the book value of the FMCA Units within 60 days after the Closing Date, and the Sellers agree to deliver to Buyer prior to or at the Closing a true and complete list of the FMCA Units, including the book value of such units.

   3.     Representations and Warranties

          3.1. Representations and Warranties of Sellers. The Company and the Sellers represent and warrant to Buyer as follows:

          (a) Due Organization and Power. Each of the Company and the Sellers is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and has the requisite corporate power and authority to own, lease and operate its property to be sold hereunder and to conduct the R.V. Division business as now conducted by it. The Company and each of the Sellers has all requisite power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform their obligations hereunder and thereunder, including the power and authority to convey good and marketable title to Buyer with respect to the Assets owned by it. Each of the Sellers is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any of the Assets held by it, or the conduct of the R.V. Division business by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the Assets, results of operations, business or financial condition of the R.V. Division (a "Material Adverse Effect").

          (b) Authorization and Validity of Agreement. The execution, delivery and performance by the Company and each Seller of this Agreement and any other agreements contemplated hereby and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by the board of directors or other applicable governing body of the Company and each Seller. No other corporate, stockholder or similar action is necessary for the authorization, execution, delivery and performance by the Company and the Sellers of this Agreement and any other agreements contemplated hereby and the consummation by the Sellers of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby have been, or will be at or prior to Closing, duly executed and delivered by the Company and the Sellers, each constitute, or will when so executed and delivered constitute, a valid and legally binding obligation of the Company and the Sellers, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) Related Parties. Except as set forth on Schedule 3.1(c) hereto, neither the Company nor the Sellers, directly or indirectly, own, of record or beneficially, any outstanding equity interests or control in any corporation, partnership, joint venture or other entity which owns or leases any assets of the R.V. Division.

          (d) No Governmental Approvals or Notices Required; No Conflict with Instruments to which the Sellers are a Party. Except as described in Schedule 3.1(d) hereto, the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by the Company and each Seller and the consummation by each of them of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any authorization, consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Company and each Seller, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect and the failure of which to obtain would not have a material adverse effect on the Company or a Seller's ability to perform its obligations hereunder and except for such consents, approvals, filings or notice requirements which become applicable solely as a result of the specific regulatory status of the Buyer or any of its affiliates, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of each Seller under, or result in the creation of the right to accelerate, terminate, modify or cancel, or result in the creation of a lien, charge or encumbrance upon a portion of the properties, assets or business of the R.V. Division pursuant to, or require any notice under, the charter or by-laws of such Seller, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which such Seller is a party or by which such Seller or any of the Assets held by such Seller is bound, except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not, individually or in the aggregate, have a Material Adverse Effect and the failure of which to obtain would not have a material adverse effect on such Seller's ability to perform its obligations hereunder. The parties hereto agree that no event, occurrence or circumstance that would constitute a breach of a representation or warranty contained in Section 3.2(c) will be a basis for a breach of a representation or warranty contained in Section 3.1(d).

          (e) Financial Statements. Schedule 3.1(e) hereto contains a combined balance sheet as of December 31, 1995 and a combined statement of operations for the 12-month period then ended of the R.V. Division
     (collectively, the "Unaudited Financial Statements").   The Unaudited
     Financial Statements were prepared in accordance with GAAP, as in effect on the date of such financial statements and applied on a consistent basis during the periods involved (except as may be indicated in the comments to such Unaudited Financial Statements), and such financial statements and comments fairly present, in all material respects, the financial position and results of operations of the R.V. Division, as of their respective dates and for the respective periods covered thereby. The S-X Financial Statements (as defined in Section 4.9) will be prepared in accordance with GAAP, as in effect on the date of such financial statements and applied on a consistent basis during the periods involved (except as may be indicated in the notes to such S-X Financial Statements), and such financial statements will fairly present, in all material respects, the combined financial position and results of operations of the R.V. Division and the combined retail sales operations (to the extent purchased by Buyer) as of their respective dates and for the respective periods covered thereby.

          (f) Title to Properties and Absence of Liens and Encumbrances. Except as set forth on Schedule 3.1(f) attached hereto, the Company and the Sellers own all of the Assets (real, personal and mixed, tangible and intangible) free and clear of all claims, liens, security interests, charges, mortgages, pledges, easements, leases, encumbrances, licenses or sublicenses, conditional sales or other title retention agreements or other restrictions of any kind and nature (an "Encumbrance") other than Permitted Encumbrances (as defined below), and the Sellers have good and marketable title to all such Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Upon the delivery and payment for the Assets as contemplated herein, Seller will convey to Buyer good and marketable title to the Assets and all material real and personal property, tangible and intangible, which is necessary to conduct the R.V. Division business as it is presently conducted, free and clear of all exceptions to title or Encumbrances; except in each case (1) as specifically set forth in Schedule 3.1(f) (except for the Company's mortgage described therein), (2) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided (if required by GAAP) on the Unaudited Financial Statements and (3) such imperfections or exceptions to title, if any, as do not, and could not reasonably be expected to, individually or in the aggregate, materially diminish the aggregate value of the Assets, materially interfere with the alienability, financeability, ownership, use, occupancy or operation of any such property, or materially impair or interfere with the R.V. Division business (such exceptions, collectively, the "Permitted Encumbrances"). Notwithstanding the foregoing, (i) Buyer shall have the right to examine title and object to any of the matters described in the foregoing definition of "Permitted Encumbrances" and to object to any inaccuracies in the legal descriptions of the Plants, and (ii) except as set forth above, "Permitted Encumbrances" shall not in any event include any mortgage, deed of trust, conditional sale or similar title retention agreement, any option or right to lease or occupy, any purchase right or option to purchase, or any monetary liens (including, without limitation, mechanics', materialmen's or other statutory liens).

          (g) No Undisclosed Liabilities. The R.V. Division has no liability (whether known or unknown, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, and whether liquidated or unliquidated, including, without limitation, any liability for taxes) that are of a nature required to be set forth on a balance sheet (or in the notes thereto) in accordance with GAAP, other than liabilities and obligations (i) reflected, provided for or reserved against in the Unaudited Financial Statements or Audited Financial Statements, as the case may be, (ii) which have been specifically identified and disclosed herein or on the schedules attached hereto, (iii) arising in the ordinary course of business after December 31, 1995, which liabilities, if not discharged, will be set forth on the Adjusted Closing Statement or (iv) arising under or contemplated by this Agreement.

          (h) List of Properties, Contracts, Permits and Other Data. The following Schedules set forth certain information with respect to the Assets on the date hereof:

                (i) Schedule 1.1(b) hereto contains a complete and correct list of the real property utilized in the development and manufacture of R.V. Division products owned of record or beneficially by each Seller that Buyer has determined to purchase in accordance with the terms of this Agreement;

               (ii) Schedule 3.1(h)(ii) hereto contains a complete and correct list of all material contracts, maintenance and service agreements, licenses of Intellectual Property (as defined below), purchase commitments for materials and services, advertising, promotional and marketing-related agreements, bonding, guarantee, contingent repurchase or other financial security arrangements on which others rely in extending credit to any of the Sellers' dealers, leases under which either Seller is a lessor or lessee and other agreements pertaining to the design, manufacture, marketing, wholesale sale or factory servicing of R.V. Division products to which either Seller is a party, the benefits of which are enjoyed in the design, manufacture, marketing, wholesale sale or factory servicing of R.V. Division products or to which any of the Assets is subject, except purchase orders for the purchase or sale of goods and materials in the ordinary course of business;

                (iii) Schedule 3.1(h)(iii) hereto contains a complete and correct list of all material licenses, permits, or franchises issued by governmental authorities relating to the use, maintenance or occupation of the Plant or Plants or the design, manufacture, marketing, wholesale sale or factory servicing of R.V. Division products by each Seller (other than sales and use tax permits, franchise tax registrations and foreign qualifications);

                (iv) Schedule 3.1(h)(iv) hereto specifies the location in which any material Assets are held; and

                (v) Schedule 3.1(o) hereto contains a complete and correct list of all material employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, severance pay arrangements, employee profit-sharing plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits for Transitioned Employees of each Seller (as defined in Section 6.1 below), except for any compensation or compensatory arrangement relating to the sale of the R.V. Division (together, the "Retention Arrangements").

          True and complete copies of all documents relating to the R.V. Division business of each Seller (including all amendments thereto) referred to in Schedules 1.1(b), 3.1(h)(ii), 3.1(h)(iii), 3.1(h)(iv) and 3.1(o) either have been delivered to Buyer or made available to Buyer or shall be furnished upon request. Except as specified in the Schedules hereto, all rights, licenses, leases, registrations, applications, contracts, commitments and other arrangements relating to the R.V. Division business of each Seller referred to in such Schedules are in full force and effect and are valid and enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and except where the failure to be in full force and effect and valid and enforceable would not individually or in the aggregate have a Material Adverse Effect. Except as specified in the Schedules hereto, neither Seller is in breach or default in the performance of any obligation thereunder and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events which individually or in the aggregate would not have a Material Adverse Effect.

          (i) Defects. Except as described on Schedule 3.1(i), (i) there are no defects in the normal operating condition and repair of the Plants or Equipment currently used in connection with the R.V. Division business of Sellers, which defects individually or in the aggregate would materially interfere with the current use thereof in the normal operation of such Plants or Equipment in the R.V. Division business taken as a whole as presently conducted; (ii) the Finished Goods are, in all material respects, good and merchantable; and (iii) the Materials are, in all material respects, in good condition and usable for their intended use.

          (j) Legal Proceedings. Except as described in Schedule 3.1(j) hereto and proceedings contemplated by Section 4.4 hereof, there is no litigation, proceeding or governmental investigation relating to the R.V. Division to which either Seller is a party pending or, to the actual knowledge of either Seller, threatened against either Seller relating to the Assets or the R.V. Division business of such Seller or the transactions contemplated by this Agreement which would, individually or in the aggregate, result in a Material Adverse Effect.

          (k) Labor Controversies. There are no labor controversies pending or, to the actual knowledge of either Seller, threatened, which would, individually or in the aggregate, have a Material Adverse Effect. No union or similar organization represents the R.V. Division Employees (as defined below) and, to the actual knowledge of Sellers, no labor organization or group of employees of the Sellers has made a demand for recognition, has filed a petition seeking a representation proceeding or given the Sellers notice of an intention to hold an election of a collective bargaining representative. Sellers have not suffered any strike, slowdown, picketing or work stoppage by any group of employees affecting the business of the R.V. Division during the past three years.


          (l) Patents, Trademarks and Similar Rights. Except as described on Schedule 3.1(l) hereto, each Seller owns, or is licensed to use, all material patents, trade names, trademarks, copyrights, technology, trade secrets, know-how, and processes ("Intellectual Property") used in the business of R.V. Division as presently conducted. To the actual knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Company or the Sellers with respect to the R.V. Division in any material respect. Neither the Company nor any Seller, in connection with the operations and business of the R.V. Division, has received within the past three years any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, nor to the knowledge of any Seller, has the R.V. Division interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect.

          (m) Government Licenses, Permits and Related Approvals. Except as described on Schedule 3.1(m) hereto, each Seller has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of the business of R.V. Division as presently conducted by it, except where the failure to have such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, have a Material Adverse Effect. Immediately prior to the Closing all permits required for the conduct of the business of the R.V. Division as presently conducted shall be in full force and effect.

          (n) Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described on Schedule 3.1(n) hereto, each Seller has conducted the business of the R.V. Division so as to comply in all material respects with all applicable laws, ordinances, regulations, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would, individually or in the aggregate, have a Material Adverse Effect.

          (o)  Employee Benefit Plans.

               (i)  Schedule 3.1(o) hereto identifies:

                     (1) Each "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained or otherwise contributed to by the Sellers or by any ERISA Affiliate (as defined below) of either of the Sellers for the benefit of the employees ("R.V. Division Employees") of the R.V. Division business of the Sellers (a "Plan" and, collectively, the "Plans"), copies or descriptions of which have been delivered or made available to Buyer (together with the most recent determination letter issued by the Internal Revenue Service (in the case of "Pension Benefit Plans" as defined in Section 3(2) of ERISA) and the most recent Annual Report on Form 5500 required to be filed by the Sellers in connection with any Plan). For purposes of this Agreement, the term "ERISA Affiliate" shall refer to all members of the group consisting of all corporations and all trades or businesses (whether or not incorporated) under common control with the Sellers, or either of them.

                     (2) Except for the Retention Arrangements, each material plan or arrangement not subject to ERISA maintained, or otherwise contributed to by the Sellers or by any ERISA Affiliate of either of the Sellers for the benefit of R.V. Division Employees of the Sellers and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (a "Benefit Arrangement"; such Benefit Arrangements, together with the Plans are referred to herein collectively as the "Employee Benefit Programs"), copies or descriptions of which have been delivered or made available to Buyer or shall be furnished upon request.

               (ii) Sellers have delivered to Buyer a copy, true and complete in all material respects, of the ages, sex and wage rates of each of the hourly R.V. Division Employees as of December 31, 1995.

               (iii) Each Employee Benefit Program has been maintained and administered at all time substantially in compliance with its terms and all applicable laws, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), applicable to such Employee Benefit Programs;

               (iv) No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in
          Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 of ERISA or Section 4971 of the Code) has heretofore occurred with respect to any Plan which would have a material adverse effect on the results of operations or business of the R.V. Division taken as a whole or the ability of each Seller to perform its obligations hereunder;

                (v) No material litigation or administrative or other proceedings involving the Employee Benefit Programs of Sellers have occurred or, to the actual knowledge of Sellers, are threatened;

               (vi) No Employee Benefit Plan of either Seller or any affiliate of either Seller is subject to Title IV of ERISA or
          Section 412 of the Code, and no such Employee Benefit Plan has been terminated within the last six years; and

               (vii) Except for the Retention Arrangements or as set forth in Schedule 3.1(o) hereto, there are no other employment agreements, contracts or understandings with R.V. Division Employees of either Seller.

          (p) Environmental Matters. Except as set forth on Schedule 3.1(p) attached hereto:

               (i)   all of the Sellers' operations in, on, or at the Plants
          (A) comply with all applicable federal, state, or local statutes, regulations, ordinances, codes, or decrees regarding the environment, health and safety (including, without limitation, those protecting the quality (1) of the ambient air, soil, surface water or groundwater, (2) or endangered plant or animal species or
          (3) otherwise regulating the use, storage, transportation, manufacture, processing, disposal, treatment, sale, or discharge of any "Hazardous Substances" (as defined below)) in effect as of or, to the extent applicable, at any time prior to, the date of this Agreement (collectively, the "Environmental Laws"), and all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws to operate the Plants as they are currently operated, and (B) have so complied; except, in either case, insofar as any failure to comply would not be expected to have a Material Adverse Effect;

               (ii) No petroleum products, asbestos, radioactive material, or hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act ("Hazardous Substances"), have been produced, sold, used, stored, transported, handled, released, discharged or disposed of at or from the Plants by any person in a manner that (A) violated any applicable Environmental Law or (B) caused Hazardous Substances to be left in the soil, groundwater, surface water, ambient air or building materials of the Plants; except in either case, in a manner that would not be expected to have a Material Adverse Effect;

               (iii) Sellers have not received written notice from any governmental authority or any other person purporting to have the authority to enforce any applicable Environmental Law, that the Plants are in violation or allegedly in violation of, do not comply or allegedly do not comply with, or are the basis for liability or alleged liability under, any applicable Environmental Law, which violation, noncompliance or liability has not been substantially corrected. Neither Seller has any actual knowledge of any other action, proceeding or claim pending or threatened (A) concerning any Plant under any Environmental Law or (B) to redress the presence or alleged presence of any Hazardous Substances at or emanating from any Plant; except, in either case, for such actions, proceedings, or claims that would not be expected to have a Material Adverse Effect;

               (iv) As of the Closing, other than Hazardous Substances reasonably necessary for the conduct of the business of the R.V. Division which are properly stored in accordance with applicable Environmental Laws, no Hazardous Substances are present at any Plant or in the soil, groundwater, surface water, ambient air or building materials thereof, except as would not be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.1(p), there are no underground storage tanks present at any Plant.

               (v) Prior to the Closing, no Hazardous Substances were transported, transferred, recycled, stored, used, treated, manufactured, released, sold, distributed or exposed to any person, either by or on behalf of the Sellers or the R.V. Division, in violation of any applicable Environmental Law and, to the actual knowledge of Sellers, no such activity has resulted in the exposure of any person to a Hazardous Substance in a manner which has caused cancer or other serious illness in, or the death of, said person.

               (vi) Sellers have delivered or made available to Buyer copies of all environmental assessments of the Plants in the possession of the Sellers a list of which is set forth on Schedule 3.1(p). Sellers have complied or before Closing will comply in all material respects with all disclosure obligations, if any, imposed upon Sellers by Environmental Laws that are triggered by this purchase and sale.

          For purposes of this Section 3.1(p), references to the "Plants" shall be deemed to include the real property that will be leased to Buyer in accordance with Section 4.8(a) herein.

          (q) Certain Fees. None of the Sellers, the Company or any of their respective officers, directors or employees, on behalf of the Sellers or the Company, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except for those brokers whose fees will be paid by Sellers.

          (r) Non-Foreign Status of Sellers. Neither Seller is a "Foreign Person" within the meaning of Section 1445 of the Code.

          (s) Absence of Certain Changes. Except as set forth in Schedule 3.1(s), since December 31, 1995 (i) there has not been any material adverse change in the business, assets, financial condition, operations, or results of operations of the R.V. Division, (ii) there has not been any material change in the accounting policies of Sellers from those applied in the preparation of the Unaudited Financial Statements and
     (iii) the Company and the Sellers have conducted the business of the R.V. Division only in the ordinary course consistent with past practice, except for such actions which would not be expected to have a Material Adverse Effect or for actions contemplated by or otherwise disclosed pursuant to this Agreement.

          (t) Tax Matters. There have been timely filed (taking into account any extensions granted) in respect of the R.V. Division business, all United States federal, state and local tax returns and reports for all years and periods for which such returns and reports were due to be filed prior to the Closing Date, except for such failures to file timely that could not be expected to have a Material Adverse Effect.

          (u) Inter-Company Transactions. Schedule 3.1(u) hereto contains an accurate and complete summary of all material arrangements (including the provision of products or services), relationships and transactions between the Company (including any affiliate) and either of the Sellers, that impact the financial information presented in the financial statements referenced in Section 3.1(e) (including Schedule 3.1(e)). Except as set forth on Schedules 3.1(e) or Schedule 3.1(u), the Company and Sellers have no actual knowledge of any favorable pricing, purchase or lease arrangements which will not continue to be available to Buyer after the Closing on substantially equivalent terms.

          (v) Inventory. All Inventory reflected on the Preliminary Statement or acquired since December 31, 1995 was acquired and has been maintained in the ordinary course of the business of the R.V. Division; consists substantially of a quality, quantity and condition usable or saleable in the ordinary course of the business of the R. V. Division; is valued using a standard cost system which approximates the lower of cost (on a "last in, first out" accounting basis) or market and otherwise in accordance with GAAP; and to the actual knowledge of the Sellers is not subject to any material write-down or write-off for which appropriate reserves have not been included in the Preliminary Statement. Except as described on Schedule 3.1(v) hereto, the Sellers are not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, dealers or other customers. Since December 31, 1995, no Inventory has been sold or disposed of except in the ordinary course of the business of the R.V. Division or as contemplated by Schedule 4.2.

          (w)  Restricted Securities.

               (i) HR acknowledges that the Preferred Stock (including the Common Stock into which such Preferred Stock is convertible) (collectively, the "Stock") is characterized as "restricted securities" under the federal securities laws inasmuch as the Preferred Stock is being acquired in a transaction not involving a public offering and has not been registered under the Securities Act of 1933, as amended ("Securities Act"), and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective Registration Statement covering the Stock or an available extension from registration under the Securities Act, the Stock must be held indefinitely.

               (ii) HR is acquiring the Stock solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of the Stock, except transfers to any of its affiliates.

               (iii) HR is an "Accredited Investor" as that term is defined in Rule 501(a) promulgated under the Securities Act.

               (iv) HR understands and acknowledges that each certificate evidencing any of the Stock shall be endorsed with the following restrictive legend:

             "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT AND IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF JANUARY 21, 1996 AND THAT CERTAIN REGISTRATION RIGHTS AGREEMENT DATED ______ __, 1996 BETWEEN THE COMPANY AND THE REGISTERED HOLDER HEREOF, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY."

                  (v) HR covenants that it shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Stock at any time prior to five business days after the final determination of the Adjusted Closing Statement.

                  (vi) HR further covenants that, beginning five business
             days after the final determination of the Adjusted Closing Statement, except to the extent such restrictions are waived by Buyer, HR shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Stock without complying with the restrictions on transfer described in the legend set forth in
             Section 3.1(w)(iv).

                  (vii) HR further acknowledges that Buyer may, at its
             option, place notations evidencing the foregoing restrictions on its stockholders register, and may place appropriate "stop transfer" instructions with its transfer agent that relate solely to the restrictions on transfer set forth in this Section 3.1(w).

             (x) Accounts Receivable. The accounts receivable of the Sellers arising from the conduct of the business of the R.V. Division as reflected on the Preliminary Statement or arising since December 31, 1995, have arisen out of the bona fide sales and deliveries to dealers or other customers to bona fide third-party transportation companies for delivery to dealers or other customers of the R.V. Division or performance of services and other business transactions in the ordinary course of the business of the R.V. Division, and are not subject to valid defenses, set-offs or counter-claims. The allowance for collection losses on the Preliminary Statement has been determined in all material respects in accordance GAAP. Set forth on
        Schedule 3.1(x) hereto is (i) a true, complete and accurate aging as of December 31, 1995 of the accounts receivable of the R.V. Division, and (ii) with respect to the obligations owed to the R.V. Division which have been classified as bad debts, the name of each debtor and the total amount due from each such debtor.

             (y) Product Warranties. Schedule 3.1(y) hereto contains true, complete and accurate copies of the R.V. Division's standard written vehicle warranties issued by the Sellers in connection with the conduct of the business of the R.V. Division during each of the past five years, or otherwise currently outstanding with respect to the R.V. Division's vehicles. No other product warranty or guarantee is available with respect to the R.V. Division's products or services, except for implied warranties of merchantability or fitness for a particular use or any other warranties, if any, arising by operation of law.

             (z)  Warranty Claims.

                  (i) Schedule 3.1(z) hereto sets forth (A) cumulative average warranty cost per unit by model by month following retail sale for model years 1993, 1994 and 1995 as of December 15, 1995, (B) average monthly warranty cost per unit by model by month following retail sale for model years 1993, 1994 and 1995 as of December 15, 1995, (C) total warranty cost by model by month for model years 1993, 1994 and 1995 as of December 15, 1995, and (D) the amounts HR booked to the RV Division Warranty reserve upon the sale of each unit by model in 1995 which are reflected on the Unaudited Financial Statements referred to in
             Section 3.1(e); and

                  (ii) Schedule 3.1(z) hereto sets forth a summary of each
             product recall of vehicles and products manufactured by the R.V. Division during the past five fiscal years, describing in each case the nature of the problem giving rise to such recall, the number of vehicles or products recalled, and the aggregate costs incurred for each such recall. Except as set forth on
             Schedule 3.1(z), the Sellers have no knowledge of any defects which could reasonably be expected to result in a future recall of vehicles or products manufactured by the R.V. Division prior to the Closing Date.

             (aa) Product Liability Claims. Schedule 3.1(aa) hereto sets forth a summary of each Product Liability Claim (as defined below) in excess of $250,000 paid by the Company or the Sellers during the past five years, and each outstanding Product Liability Claim in excess of $250,000. Except as set forth on Schedule 3.1(aa), the Sellers have no actual knowledge of any design or manufacturing defects which could reasonably be expected to result in future Product Liability Claims that would reasonably be expected to have a Material Adverse Effect. For purposes of this Section 3.1(aa), the term "Product Liability Claim" shall mean any claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any vehicle or product manufactured, sold, leased, or delivered by the R.V. Division.

             (ab) Certain Real Property Matters.

                  (i) Except as set forth on Schedule 3.1(ab)(i), there is no pending, or to the actual knowledge of Sellers, threatened, condemnation or similar proceeding affecting any Plant or any portion thereof. There are no pending or, to Sellers' knowledge threatened, special assessments or improvements or activities of any governmental or quasi-governmental authority either planned, in the process of construction, or completed which may give rise to any special assessment against any Plant or any portion thereof.

                  (ii) Neither Seller has received any written notice from any insurance company of any defects or inadequacies in any Plant or any part thereof which could materially and adversely affect the insurability of such Plant or the premiums for the insurance thereof. No written notice has been given by any insurance company which has issued a policy with respect to any portion of any Plant or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

                  (iii) There are no parties (other than Harley-Davidson Motor Company--Plant 42) in possession of any portion of any Plant, whether as tenants, tenants at sufferance, trespassers or otherwise, except Sellers.

                  (iv) To the actual knowledge of the Sellers, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any governmental authority which could require the owner of the Plants to make aggregate expenditures in excess of $200,000, in the aggregate, to modify or improve the Plants to bring them into compliance therewith and there is no pending judicial or administrative action with respect to the Plants.

                  (v) Except as set forth on Schedule 3.1(ab)(v), there are currently in existence no service, operating or management agreements or arrangements requiring annual payments in excess of $100,000 with respect to the Plants.

                  (vi) There is presently in existence water, sewer, gas and electrical lines and surface drainage systems serving each Plant which have been licensed, permitted, completed, installed and paid for and which are sufficient as licensed and permitted to service the operations of each Plant when fully occupied and operational. All utility lines serving each Plant are located in the right-of-way of public roadways to the boundary of the land on which Plant is situated.

                  (vii) Each Plant has adequate access to and from completed, dedicated and accepted public roads and there is no pending, or to the actual knowledge of Sellers threatened, governmental proceeding which could impair or curtail such access.

                  (viii) All improvements existent on the land on which the Plants are located (including all drives and parking areas) are private and have not been dedicated to any public authority and the Plants are segregated on the applicable tax rolls so that no other property is included on any tax bill related to the Plants.

             (ac) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither Seller nor any other person or entity makes any other express or implied representation or warranty to Buyer.

             3.2. Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers as follows:

             (a) Due Organization and Power. Buyer is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. Buyer has all requisite power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder or under any other agreement contemplated hereby.

             (b) Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and any other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and any other agreement contemplated hereby and the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (c) No Governmental Approvals or Notices Required; No Conflict with Instruments to which Buyer is a Party. Except as described in
        Schedule 3.2(c), the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer and the consummation by it of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not have a material adverse effect on Buyer's ability to perform its obligations hereunder, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer, under, the charter or by-laws of Buyer or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not have a material adverse effect on Buyer's ability to perform its obligations hereunder.

             (d) Certain Fees. Neither the Buyer nor any of its officers, directors or employees, on behalf of Buyer, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except for those brokers whose fees will be paid by Buyer.

             (e) Financial Capacity. Buyer has received a letter of non-binding commitment that has not been revoked as of the date hereof, a true and complete copy of which has been furnished to Sellers, to obtain all funds necessary to enable Buyer to perform this Agreement and any other agreements contemplated hereby and to provide working capital reasonably believed necessary by Buyer to support its combined operations after consummation of the transactions contemplated hereby (the "Financing").

             (f) Financial Statements. Buyer has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1994 (the "SEC Documents"). As of their respective dates,the SEC Documents, including, without limitation, the financial statements included in such SEC Documents (i) complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, (ii) in the case of the financial statements included in such SEC Documents, were prepared in all material respects in accordance with GAAP, as in effect on the date of such financial statements and applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) fairly present, in all material respects, the financial position and results of operations of the Buyer, as of their respective dates and for the respective periods covered thereby and (iv) none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

             (g) Title to Preferred Stock. At the Closing, Buyer will deliver to HR good and marketable title to the Preferred Stock, free and clear of all claims, liens, security interests, charges, leases, encumbrances, licenses or sublicenses and other restrictions of any kind and nature, except for those liens created by the Company or the Sellers and subject to Sections 2.3(d) and 3.1(w) and restrictions on transfer imposed under the applicable state and federal securities laws. Upon issuance, the shares of Preferred Stock to be delivered pursuant to the terms of the Agreement will be validly issued, fully paid and non-assessable.

             (h) Absence of Certain Changes or Events. Since September 30, 1995, except as described on Schedule 3.2(h) hereto or in the SEC Documents filed prior to the date of this Agreement, there has not been any change, occurrence or development that has had, or is reasonably likely to have, a material adverse effect on the results of operations, business or financial condition of Buyer and its subsidiaries taken as a whole.

             (i) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither the Buyer nor any other person or entity makes any other express or implied representation or warranty to the Sellers.

             3.3. Expiration of Representations and Warranties. Except for those representations and warranties set forth in Schedule 3.3 attached hereto which shall expire and terminate as set forth on such schedule, the respective representations and warranties of the Company, Sellers and Buyer contained herein or in any certificate or other document delivered prior to or on the Closing Date shall expire and be terminated and extinguished on April 30, 1997. After expiration and termination of the respective representation or warranty, the Sellers and Buyer shall have no liability whatsoever with respect to any such representation or warranty.

   4.   Transactions Prior to Closing

             4.1. Access to Information Concerning Properties and Records; Confidentiality. Except as would be prohibited by applicable law, each Seller agrees that, during the period commencing on the date hereof and ending on the Closing Date, (i) it will give or cause to be given to Buyer and its representatives (including its Financing sources and their representatives) such access, during normal business hours, to the Plants, properties, books and records of such Seller relating to the Assets or business of R.V. Division including, without limitation, such Seller's open order file, as Buyer may from time to time reasonably request,
   (ii) it will furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the business and properties of the R.V. Division, including access to the work papers of the Company's independent auditors, as Buyer may from time to time reasonably request, (iii) Buyer and its representatives shall be entitled, in consultation with such Seller, to such access to the representatives, officers and employees of such Seller involved in the business of R.V. Division as Buyer may reasonably request, (iv) it will cooperate with Buyer and Buyer's representatives in the preparation of any environmental assessment or audit report and it will allow Buyer and its representatives to enter the Plants in order to conduct such environmental tests and evaluations thereof as the Buyer shall reasonably request, including, without limitation, soils and groundwater sampling, surveying, environmental compliance reviews, structural, HVAC and roof inspections and asbestos inspections. Any such environmental assessment or audit report shall be prepared at Buyer's expense and shall be addressed to Buyer; provided, that a draft of such report shall be provided to Sellers in order to provide Sellers the opportunity to correct any factual errors in such report prior to its issuance. Buyer agrees that it will continue to treat all information so obtained from such Seller as "Information" under the Confidentiality Agreement entered into between Buyer and the Company dated November 16, 1995 and will continue to honor its obligations thereunder.

             4.2. Conduct of the Business of the R.V. Division Pending the Closing Date. Each Seller agrees that, except as required or contemplated by this Agreement and except for any actions taken by Sellers of the type set forth in Schedule 4.2, or otherwise consented to in writing by Buyer, during the period commencing on the date hereof and ending on the Closing Date, it will:

             (a) other than pursuant to its current business plan, a copy of which has been provided to Buyer (the "1996 Plan"), operate the R.V. Division business of such Seller only in the usual, regular and ordinary manner, on a basis consistent with past practice and, to the extent consistent with such operation, use commercially reasonable efforts to preserve the R.V. Division's present business organization intact, keep available the services of the present employees engaged in the manufacture of the R.V. Division products and preserve its present relationships with persons having business dealings with the R.V. Division;

             (b) maintain its books, accounts and records relating to the R.V. Division business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all laws and contractual obligations applicable to the R.V. Division or to the conduct of the R.V. Division's business and perform all of its material obligations relating to the R.V. Division business;

             (c) other than pursuant to the 1996 Plan or in the ordinary course of business, not (i) make any capital expenditures, (ii) dispose of any of the fixed Assets owned by it or (iii) modify or change in any material respect or enter into or terminate any material contract relating to the R.V. Division business of such Seller;

             (d) not make any material change in its accounting policies from those applied in the preparation of the Unaudited Financial Statements; and

             (e) other than pursuant to the 1996 Plan, not (i) permit or allow any of the Assets owned by it to become subject to any Encumbrances except Permitted Encumbrances, (ii) waive any claims or rights relating to the R.V. Division business of such Seller, except in the ordinary course of business and consistent with past practice and except for waivers of intercompany obligations or claims or rights which will not be assigned to Buyer hereunder, (iii) grant any increase in the compensation of Transitioned Employees (as defined below) of such Seller (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for reasonable increases in the ordinary course of business and consistent with past practice or as a result of contractual arrangements or sales compensation plans existing on the date hereof or (iv) enter into any agreements giving rise to obligations on the part of such Seller with respect to the R.V. Division in excess of $100,000 individually or $250,000 in the aggregate, except commitments to purchase Materials and other trade obligations in the ordinary course of business and consistent with the 1996 Plan.

             4.3. Further Actions. Subject to the terms and conditions hereof, the Sellers and Buyer agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts (without payment of money or commencement of litigation or an obligation to defend any litigation challenging the transactions contemplated by this Agreement): (i) to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Sellers as are necessary for the consummation of the transactions contemplated hereby, including but not limited to such consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act");
   (ii) to effect all necessary registrations and filings (including but not limited to the filings contemplated by Section 4.4); and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing (including but not limited to the information and assistance contemplated by Sections 4.4). Where the consent of any third party is required under the terms of any of the leases or contracts to be assumed by Buyer hereunder, the Seller which is a party to such lease or contract will take all reasonable and necessary steps to obtain such consent on terms and conditions not materially less favorable than as in effect on the date hereof or to otherwise provide Buyer with the benefits of such leases or contracts. Each Seller and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

             4.4.  Antitrust Laws.

             (a) The Sellers shall timely and promptly make all filings which may be required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements Act. The Sellers shall furnish to Buyer such necessary information and assistance as Buyer may reasonably request in connection with Buyer's preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act.
        The Sellers shall provide Buyer with the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Sellers or their representatives, on the one hand, and the Federal Trade Commission ("FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

             (b) Buyer shall timely and promptly make all filings which are required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements
        Act.   Buyer shall furnish to the Sellers such necessary information and assistance as the Sellers may reasonably request in connection with the Sellers' preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. Buyer shall provide the Sellers with the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the FTC, the Antitrust Division or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. The filing fees for all filings required by the Antitrust Improvements Act under this Section 4.4 and the expenses for complying with any request of the FTC or the Antitrust Division shall be borne equally by Buyer and Sellers.

             4.5. Notification. Each Seller shall promptly notify Buyer and Buyer shall promptly notify Sellers and keep such other party advised as to (i) any litigation or administrative proceeding pending and known to such party or, to its actual knowledge, threatened against such party which challenges the transactions contemplated hereby; (ii) any material damage or destruction of any of the Assets; and (iii) any material adverse change in the results of operations or business of the R.V. Division or the Buyer, as the case may be.

             4.6. No Inconsistent Action. Subject to the provisions of Sections 7.1 and 7.2, the Sellers and Buyer shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

             4.7. Financing. Buyer will use commercially reasonable efforts to obtain the Financing on the terms set forth in the letter of non-binding commitment referenced in Section 3.2(e). Buyer agrees to keep Sellers reasonably informed as to the status of the Financing and will notify Sellers promptly of any material developments with respect to the Financing.

             4.8. Certain Other Agreements. The Sellers and Buyer agree to execute on or prior to the Closing Date (a) leases for the real property described on Schedule 4.8 hereto, and the leases shall be in the form attached hereto as Exhibit D, (b) a registration rights agreement with respect to the common stock issuable upon conversion of the Preferred Stock in the form attached hereto as Exhibit E and (c) a Transition Services Agreement in substantially the form attached hereto as Exhibit C.

             4.9. Preparation and Delivery of Audited Financial Statements. The Company, at its expense, shall cause to be prepared and delivered to Buyer at or prior to the Closing audited combined financial statements of the R.V. Division and the retail sales operations (if purchased by Buyer) complying with the disclosure requirements of Regulation S-X promulgated under the Securities Act, which financial statements shall include, among other requirements, statements of operations and cash flows for each of the three years ended prior to the Closing Date, combined balance sheets as of the end of each of the last two years ended prior to the Closing Date and supplemental information derived from such financial statements showing the combining financial statements of the R.V. Division and the retail sales operations to the extent purchased by Buyer (collectively, the "S-X Financial Statements"). The Company shall take such further actions as may be reasonably required to cause its independent auditors to provide any consents with respect to the S-X Financial Statements that may be required under applicable rules of the SEC.

             4.10. Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, neither the Company nor any Seller nor any of their respective directors, officers or agents will solicit, encourage, initiate, or enter into any negotiations or discussions with any person with respect to, any offer or proposal to acquire the R.V. Division or the Assets or all or substantially all of the business of the R.V. Division or the Assets (such offer or proposal, an "Acquisition Proposal"), whether by merger, purchase of assets or otherwise, or provide any confidential information or otherwise cooperate with any person relating to an Acquisition Proposal. The Company and the Sellers shall immediately cease and cause to be terminated any such contacts or negotiations with third parties. The Company and the Sellers shall promptly notify Buyer if any Acquisition Proposal is made by any person with respect to any of the foregoing.

             4.11. Sale of Holiday World. The Company and Buyer shall use their reasonable efforts to enter into an asset purchase agreement with respect to the sale by the Company to Buyer of certain assets of the Company's Holiday World division, in accordance with the terms set forth in the letter of intent dated of even date herewith.

             4.12. Redemption Restrictions. Buyer agrees to use commercially reasonable efforts to ensure that the covenants and agreements set forth in the documents governing the Financing or in any other documents related to the financing of the transactions contemplated by this Agreement will not prohibit the redemption of the Preferred Stock in accordance with the terms of the Certificate of Designations (including redemption pursuant to the holder's right of election) in the absence of an event of default as provided in such documents, including an event of default that would be caused by such redemption.

             4.13. Casualty Losses and Condemnation. In the event that, prior to the Closing Date, any Plant shall be destroyed, contaminated or materially damaged, or if condemnation proceedings are commenced against any Plant or any material part thereof, then, to the extent that such diminution in value is not reflected on the Adjusted Closing Statement, Buyer shall be entitled to receive any and all insurance and condemnation proceeds attributed to such casualty or condemnation actually received by Sellers (less the reasonable cost of collection thereof).

             4.14. Release of Mortgage. The Sellers agree that, prior to Closing, HR's lease of Plants 1,3,5,6,7, 8 and 39 shall be terminated and Plant 39 shall be released from the Company's mortgage.

   5.   Conditions Precedent

             5.1. Conditions Precedent to Obligations of Buyer and the Sellers. The respective obligations of Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

             (a) No Injunction, etc. No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

             (b) Antitrust Matters. Any filings required to be made by Buyer and the Sellers under the Antitrust Improvements Act shall have been made, and the specified waiting periods thereunder shall have expired.

             (c) Other Agreements. The Sellers or the Company, as applicable, and Buyer shall have executed and delivered to each other the agreements contemplated by Section 4.8.

             (d) Material Consents. All permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies shall have been obtained, the absence of which, in the aggregate, would have a Material Adverse Effect.

             5.2. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

             (a) Accuracy of Representations and Warranties. All representations and warranties of the Company and Sellers contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except as contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date), except, in either case, for such inaccuracies which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and, in either case, for such inaccuracies which have been cured (including but not limited to by the granting of a post-Closing indemnity for any damages related to such inaccuracies without regard to, and without modifying, the basket and cap provisions of Section
        9.3 herein); provided, that for the purposes of this Section 5.2(a), the representations and warranties of the Company and Sellers contained in Section 3.1 of this Agreement which by their terms contain any qualification or limitation with respect to a Material Adverse Effect, or are otherwise qualified or limited with respect to materiality, shall be read without giving effect to any such qualification or limitation.

             (b) Performance of Agreements. The Company and the Sellers shall in all material respects have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

             (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any change, occurrence or development that has had, or is reasonably likely to have, a Material Adverse Effect.

             (d) Officer's Certificate. Buyer shall have received a certificate, dated the Closing Date, of the President, Vice President or a Partner of each Seller and the Company to the effect that, to the best of the knowledge, information and belief of such officer, the conditions specified in paragraphs (a), (b) and (c) above have been fulfilled.

             (e) Completion of Audit. The Company's independent accountants shall have completed and delivered to Buyer the S-X Financial Statements.

             (f) FIRPTA Compliance. Buyer shall have received from each Seller a properly executed statement in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2).

             (g) Financing Condition. Buyer shall have received the Financing or other comparable financing on terms at least as favorable as those set forth in the letter of non-binding commitment referenced in Section 3.2(e).

             (h) Environmental Condition. No violations of any Environmental Law, requirement for construction or installation of capital equipment to comply with any Environmental Law, or contamination by any Hazardous Substances, at any of the Plants shall have been identified as existing as of the Closing Date by Buyer's environmental consultant (Bruce Carter & Associates) (as set forth and supported by facts and conditions specifically identified in a written report by such consultant) which: (A) the owner or operator of the Plant is required as of the Closing Date under applicable Environmental Law to investigate, remediate or otherwise take action to correct or in the case of construction or installation of capital equipment, to perform; and (B) is reasonably expected in the sound professional judgment of Buyer's environmental consultant to have a present value cost, in the aggregate, of not less than $2 million to the Buyer as the owner or operator of the Plants (assuming consummation of this Agreement but without giving effect to any indemnification provisions herein) to undertake such required actions; except that Buyer shall not be entitled to rely on the condition set forth in this Section 5.2(h) if the actions required by the matters set forth above have been cured (including but not limited to by the granting of a post-Closing indemnity to Buyer for such violations or contamination without regard to, or without modifying, the basket and cap provisions of Section 9.3 herein and for which Buyer has the right to conduct and control such remediation or other required action if it would materially interfere with the conduct of the business of the R.V. Division by Buyer).

             5.3. Conditions Precedent to the Obligations of the Company and Sellers. The obligations of the Company and the Sellers under this Agreement are subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

             (a) Accuracy of Representations and Warranties. All representations and warranties of Buyer contained herein or in any certificate or document delivered to the Sellers pursuant hereto shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except as contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date), except, in either case, for such inaccuracies which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder and, in either case, for such inaccuracies which have been cured (including but not limited to by the granting of a post-Closing indemnity for any damages related to such inaccuracies); provided, that for the purposes of this Section 5.3(a), the representations and warranties of the Buyer contained in Section 3.2 of this Agreement which by their terms contain any qualification or limitation with respect to a material adverse effect, or are otherwise qualified or limited with respect to materiality, shall be read without giving effect to any such qualification or limitation.

             (b) Performance of Agreements. Buyer shall in all material respects have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

             (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any change, occurrence or development that has had, or is reasonably likely to have, a material adverse effect on the results of operations or business of Buyer and its subsidiaries taken as a whole.

             (d) Officer's Certificate. Each Seller shall have received a certificate, dated the Closing Date, of the President or a Vice President of Buyer to the effect that, to the best of the knowledge, information and belief of such officer, the conditions specified in paragraphs (a), (b) and (c) above have been fulfilled.

             (e) Assumption Agreement. Buyer shall have executed and delivered to the Sellers the Assumption Agreement in the form attached hereto as Exhibit A.

             (f) Certificate of Designations. The Buyer shall have filed the Certificate of Designations with the Delaware Secretary of State's office.


   6.   Employee Relations and Benefits

             6.1. Employment. Buyer shall offer employment to such employees of the R.V. Division as it in its discretion determines to employ. No less than 10 business days prior to the Closing, Buyer shall provide Seller with a list of such employees. Employees who accept such employment shall hereinafter be referred to as "Transitioned Employees".

             6.2. Effective Time. All Transitioned Employees shall become employees of Buyer as of the Effective Time.

             6.3. Benefit Plans and Programs. Buyer shall provide Transitioned Employees with employee benefit plans, programs and policies which are similar, in all material respects, to those provided to similarly situated employees of Buyer, and Transitioned Employees shall commence participation in such plans, programs and policies as of the Effective Time and shall be granted past service credit for their employment with Sellers with respect to such plans, programs and policies, including vacation and severance, (with appropriate offsets so as not to duplicate benefits); unless the provision of such past service credit would violate applicable law or the terms of such plans, programs and policies as such plans exist as of the date hereof.

             6.4. Welfare Plans. Buyer shall cause to be waived all eligibility waiting periods, actively-at-work provisions and pre-existing condition exclusions for Transitioned Employees and their eligible dependents under Buyer's welfare benefit plans and shall cause Transitioned Employees and their dependents to be given credit under Buyer's welfare benefit plans for deductible and out-of-pocket expenses that they have satisfied under the Sellers' plans during the calendar year in which the Closing Date occurs.

             6.5. Rollovers. Buyer agrees to take such actions as are necessary with respect to Buyer's defined contribution plans to enable Transitioned Employees to make permitted rollovers of amounts distributable to such employees from Sellers' savings plans under Section 401(k)(10) of the Internal Revenue Code of 1986, as amended.

             6.6. Tax Reporting. Sellers shall prepare and furnish to each Transitioned Employee a Form W-2 which shall reflect all wages and compensation paid to Transitioned Employees for that portion of the calendar year in which the Closing Date occurs during which the Transitioned Employees were employed by Sellers. Sellers shall furnish to Buyer the Form W-4 and Form W-5 for each Transitioned Employee. Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2. It is the intent of the parties hereunder that the obligations of Buyer and Sellers under this Section 6.7 shall be carried out in accordance with
   Section 5 of the Internal Revenue Service's Revenue Procedure 84-77.

             6.7. Warn Act. Buyer and Sellers agree that for purposes of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Buyer acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the R.V. Division as defined in the WARN Act. Subject to Buyer's compliance with the last sentence of this Section 6.7, Sellers agree that they shall be responsible for any notification required under the WARN Act with respect to the R.V. Division Employees who are not Transitioned Employees and shall indemnify the Buyer and hold the Buyer harmless from and against all fines and other payments which may become due under the WARN Act with respect to such employees. Buyer agrees that after the Closing it shall be responsible for any notification required under the WARN Act with respect to the Transitioned Employees and shall indemnify the Company, Sellers and their respective affiliates and hold the Company, Sellers and their respective affiliates harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Transitioned Employees. Buyer agrees that for the period commencing at the Effective Time and expiring 60 days from the Closing Date, it will employ the minimum number of Sellers' employees set forth in Schedule 6.7 for each of the designated facilities.

   7.   Termination

             7.1. General. This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual consent of Buyer and the Company, (b) by either Buyer or the Company, if any permanent injunction or action by any governmental authority preventing the consummation of the Closing shall have become final and nonappealable or (c) by any party by notice to the other party in the event that the Closing Date shall not have occurred on or before March 31, 1996; provided, however, that such date shall be extended until April 30, 1996 if the Closing Date shall not have occurred as of March 31, 1996 and the only condition to Closing not satisfied as of such date shall be compliance with, or the expiration of, the specified waiting periods under the Antitrust Improvements Act (antitrust clearance) and, provided, further, that if the Closing Date shall not have occurred on or before such dates due to the act or omission of one of the parties in violation of any provision of this Agreement, that party may not terminate the Agreement pursuant to this clause (c) of Section 7.1.

             7.2. No Liabilities in Event of Termination. In the event of any termination of the Agreement as provided in Section 7.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer, the Sellers or the Company, except that the obligations of Buyer under Sections 4.1 and 7.3 of this Agreement shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for breach of this Agreement.

             7.3. Fees and Expenses. (a) Except as otherwise stated in this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such expenses.

             (b) If there is a termination of this Agreement because Buyer has been unable to obtain its financing (including the Financing) (regardless of whether the provisions of Section 4.7 have been satisfied), in consideration of the effect the failure to consummate the sale would have on the Sellers' relationships with their respective employees, suppliers, customers and other constituents and the value of the R.V. Division, Buyer shall pay Sellers a termination fee of $1 million. The termination fee shall be paid to Sellers within 5 business days of the termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by the Sellers.

   8.   Transactions Subsequent to Closing

             8.1.  Post-Closing Access to Information and
   Assistance.    (a)  For a period of seven years after the Closing Date,
   each party hereto shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by another party, access to all tax, financial and accounting records and any other records transferred to Buyer or retained by the Company and the Sellers, as applicable, in accordance with this Agreement. Neither party shall, nor shall it permit its affiliates to, dispose of, alter or destroy any such books, records and other data without giving 30 days' prior written notice to the other party and permit the other parties hereto, at their expense, to examine, duplicate or repossess such records, files, documents and correspondence.

             (b) The Company and Sellers agree to cooperate with Buyer in the preparation for and prosecution of the defense of any claim, action or cause of action arising out of or relating to any liability relating to the R.V. Division business which arose prior to the Closing and which has been assumed by Buyer, including, without limitation, by making available evidence within the control of the Company or Sellers and persons needed as witnesses employed by the Company or Sellers, in each case as reasonably needed for such defense. Except as provided in Section 9.3, Buyer shall reimburse the Company and/or Sellers for their actual out-of-pocket costs relating to their cooperation under this paragraph.

             8.2. Further Agreements. Each Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the business of the R.V. Division or the Assets and to deal with the contents of such communications in any proper manner. The Sellers shall promptly deliver to Buyer any mail or other communication received by them after the Closing Date pertaining to the business of the R.V. Division or the Assets and any cash, checks or other instruments of payment to which Buyer is entitled. Buyer shall promptly deliver to the Sellers any mail or other communication received by it after the Closing Date pertaining to the assets and liabilities described in Sections 1.2 and 1.6 hereof, and any cash, checks or other instruments of payment in respect thereof.

             8.3. Use of Corporate Name. Buyer shall not use the name Harley-Davidson, Inc. or any derivative thereof in any manner, including in any advertising or promotional materials, either prior to or after the Closing Date. HR shall be entitled to retain the corporate name Holiday Rambler LLC in order to transition to a new corporate name for up to 12 months from the Closing Date so long as Sellers do not use the name in any sales, marketing or similar activities after the Closing Date.

             8.4. No Competition. (a) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, the Company and Sellers will not, and will cause any person that is or shall become an affiliate of any of them not to, directly or indirectly conduct or engage in the design, manufacture, marketing, wholesale sale or factory servicing of Class A motorhomes, conventional travel trailers or fifth wheel travel trailers (the "Restricted Business"). Notwithstanding the foregoing, none of the Company, Sellers nor any of its existing or future affiliates shall be in violation of this Section 8.4 if it continues to operate the assets excluded from sale hereunder pursuant to Section 1.2 or if it owns less than 5% of the equity securities of any business that is engaged in the Restricted Business (except as otherwise contemplated by this Agreement).

             (b) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, neither the Company nor the Sellers will solicit (or assist or encourage the solicitation of) any of the employees of Buyer or its affiliates, without the prior written consent of Buyer.

             (c) Inasmuch as the remedy at law for any breach by the Company or the Sellers of the covenants contained in this Section 8.4 may be inadequate, Buyer will be entitled to a temporary restraining order and to preliminary and final injunctive relief to enforce such covenants, without the necessity of posting a bond, in addition to any other remedies that may be available. In the event one or more provisions, or any part thereof, of the covenants contained in this Section 8.4 shall be held unenforceable for any reason, or in the event any provision of such covenants shall be held unenforceable as to any specific locality or any specific activity, then this Section 8.4 shall be construed and enforced to the maximum extent permitted by law in a manner consistent with the intent of the parties as herein expressed.

             8.5. Incremental Wage Payments. Sellers acknowledge that Buyer expects to pay incentive, retention or other wage payments or benefits to certain Transitioned Employees over and above the base salary rates or benefits offered to such Transitioned Employees by Buyer (the "Incremental Payments"). The Company and Sellers agree to reimburse Buyer for fifty percent (50%) of such Incremental Payments (including any withholding taxes or other deductions from the amounts actually paid to Transitioned Employees) up to a maximum aggregate reimbursement by the Sellers of $1.25 million and only to the extent that such Incremental Payments (i) compensate Transitioned Employees for the reduction in compensation and benefits provided by Buyer when compared to the compensation and benefits provided by Seller for the last full month prior to the Closing Date and
   (ii) are made by Buyer in connection with services rendered on or before the first anniversary of the Closing Date; provided, that Buyer pays such Transitioned Employees compensation and benefits that is substantially similar to, or greater than, the compensation and benefits that it pays to its similarly situated employees. Sellers shall make such reimbursement to Buyer within five (5) business days of receipt from Buyer of written notice of Buyer's intention to make an Incremental Payment within ten (10) business days from the date of the notice. Such notice shall be accompanied by an officer's certificate executed by Buyer's President or Chief Financial Officer certifying in reasonable detail the amount and the recipients of such Incremental Payment. Buyer shall confirm the full payment of such Incremental Payment Amount in the next succeeding notice.

             8.6. Tax Assistance and Cooperation. After the Closing Date, Buyer shall cooperate and shall cause its appropriate personnel to provide Sellers with assistance with financial and tax matters relating to Sellers' preparation of its tax returns and the payment of taxes, including assistance in the payment of all sales and use taxes, income taxes, franchise taxes and any other taxes related to Sellers' operation of the R.V. Division prior to the Closing Date. Sellers shall reimburse Buyer for its actual out-of-pocket costs relating to their cooperation and assistance under this paragraph.


   9.   Miscellaneous

             9.1. Public Announcements. The parties shall agree on a news release describing the transactions contemplated by this Agreement to be made promptly upon signing this Agreement. Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, unless in the opinion of counsel to such party such release or announcement is required by law.

             9.2. Transfer Taxes and Recording Expenses. Buyer shall pay and shall indemnify each Seller and its affiliates against all sales, motor vehicle, registration or similar taxes and recording expenses, if any, required to be paid in connection with the transfer of the Assets (including any interest charge, penalty or addition to tax with respect thereto) without regard to whether such taxes or expenses are imposed on Buyer or Sellers. Sellers agree to pay any gross receipt or income taxes and to reimburse Buyer for one-half of the cost of any transfer taxes (other than those set forth above) incurred in connection with the consummation of this transaction.

             9.3. Indemnification. (a) The Company and HR shall jointly and severally indemnify and hold Buyer and its affiliates harmless against and in respect of (i) all obligations and liabilities of the Company and the Sellers, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by Buyer pursuant to this Agreement (including, without limitation, the Excluded Liabilities) or the Assumption Agreement; provided, however, that neither the Company nor HR shall have any liability under this Section 9.3(a)(i) to Buyer to the extent the liability giving rise thereto has also given rise to any liability included in the post-Closing adjustment provisions of Section 2.3, (ii) any actual Damages (as defined below) incurred or sustained by Buyer or its affiliates as a result of any breach by the Company or the Sellers of their covenants contained herein which survive the Closing; (iii) any actual Damages incurred or sustained by Buyer or its affiliates as a result of any breach by the Company or the Sellers of the representations and warranties set forth in Section 3.1, provided that (W) the Company and HR shall be required to indemnify Buyer pursuant to this clause (iii) for any such breach or breaches only to the extent that the aggregate actual Damages resulting from such breaches to Buyer exceeds $300,000, (X) neither the Company nor HR shall be required to indemnify Buyer pursuant to this clause (iii) in an aggregate amount in excess of (1) $5 million for the breaches of any representations or warranties contained in Section
   3.1 (except for Section 3.1(p)) or (2) $10 million for the breaches of any representations or warranties contained in Section 3.1(p), (Y) Buyer agrees to aggregate its claims pursuant to this clause (iii) so that the aggregate amount of the claims is $25,000 or greater, and (Z) any claim for indemnification under this clause (iii) must be made in writing in reasonable detail to the Company and HR by the Buyer not later than April 30, 1997, or such longer period with respect to a breach of a specific representation or warranty that is set forth in Schedule 3.3; provided, further, that for the purposes of this Section 9.3(a)(iii), the representations and warranties of the Company and Sellers contained in
   Section 3.1 of this Agreement which by their terms contain any qualification or limitation with respect to a Material Adverse Effect, or are otherwise qualified or limited with respect to materiality, shall be read without giving effect to any such qualification or limitation and
   (iv) liabilities for taxes of the Sellers, their affiliates, the R.V. Division or the Assets arising at any time with respect to periods ending prior to the Closing Date (excluding property taxes and any taxes described as being the obligations of the Buyer in Section 9.2 of this Agreement). For purposes of this Section 9.3, "Damages" shall mean any and all claims, losses, liabilities, damages, deficiencies, costs and expenses (including without limitation as a result of the defense, settlement or compromise of any claim), including, without limitation, reasonable attorneys', accountants' and expert witness fees, costs and expenses of investigation, and costs and expenses incurred by an indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.3 or to enforce an indemnified party's rights under this
   Section 9.3.

             (b) Buyer shall indemnify and hold the Company, Sellers and their affiliates harmless against and in respect of (i) all obligations and liabilities of Sellers and their affiliates expressly assumed by Buyer pursuant to this Agreement or the Assumption Agreement; (ii) any actual Damages incurred or sustained by the Company, the Sellers or their affiliates as a result of any breach by Buyer of its covenants contained herein which survive the Closing; (iii) any actual Damages incurred or sustained by the Company, the Sellers or their affiliates arising from the operations of the R.V. Division business on or after the Closing Date;
   (iv) any actual Damages incurred or sustained by the Company or the Sellers as a result of any breach by Buyer of its representations and warranties contained in Section 3.2 hereof; provided that any claim for indemnification under this clause (iv) must be made in writing in reasonable detail to Buyer by the Company or a Seller not later than April 30, 1997, or such longer period with respect to a breach of a specific representation or warranty that is set forth in Schedule 3.3, and shall be subject to the same limitations as are set forth in clauses (w), (x) and
   (y) of Section 9.3(a)(iii); provided, further, that for the purposes of this Section 9.3(b)(iv), the representations and warranties of the Buyer contained in Section 3.2 of this Agreement which by their terms contain any qualification or limitation with respect to a material adverse effect, or are otherwise qualified or limited with respect to materiality, shall be read without giving effect to any such qualification or limitation; and
   (v) any and all taxes and expenses described as being the obligations of the Buyer in Section 9.2.

             (c)  Promptly after receipt by an indemnified party under this
   Section 9.3 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.3, notify the indemnifying party in writing of the claim or the commencement of that action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party unless the indemnifying party is materially prejudiced in its ability to defend such action. If any such claim shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled at its expense to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or action; provided, however, that if the indemnified party has elected to be represented by separate counsel pursuant to the proviso to the following sentence or if such settlement or compromise does not include an unconditional release of the indemnified party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 9.3 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the opinion of counsel to the indemnified party, it is advisable for the indemnified party to be represented by separate counsel due to actual or potential conflicts of interest, and in that event the fees and expenses of such separate counsel shall be paid by the indemnifying party; provided, that in no event shall the indemnifying party be responsible for the fees of more than one counsel. Buyer and the Company and the Sellers shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.

             (d) The indemnities provided in this Agreement shall survive the Closing. The indemnity provided in this Section 9.3 shall be the sole and exclusive contractual remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs
   (a) and (b).

             (e) If the amount with respect to which any claim is made under any of Sections 6.7, 9.2, 9.3(a) or 9.3(b) of this Agreement (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 9.3(e), a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For the purposes of this
   Section 9.3(e), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this
   Section 9.3(e). The amount of the refunded reduction or payment shall be deemed a payment under Sections 6.7, 9.2, 9.3(a) or 9.3(b) of this Agreement and thus shall be paid subject to any applicable reductions under this Section 9.3(e).

             (f) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

             (g) Each party and their affiliates shall be obligated in connection with any claim for indemnification under this Section 9.3 to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnitee with regard to the applicable claims. The amount which the indemnifying party is or may be required to pay to any indemnified party pursuant to this Section 9.3 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such indemnified party in reduction of the related Damage. If an indemnified party shall have received the payment required by this Agreement from an indemnifying party in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such indemnified party shall promptly repay to the indemnifying party a sum equal to the amount of such insurance proceeds or other amounts actually received.

             (h) Each indemnified party shall be obligated in connection with any claim for indemnification under this Section 9.3 to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

             9.4. Notices. Except as otherwise set forth in this Agreement, all notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied or mailed, first class mail, postage prepaid, return receipt requested, as follows:

             (a)  If to the Company or Sellers:

             Harley-Davidson, Inc.
             3700 West Juneau Avenue
             Milwaukee, Wisconsin  53201
             Attention:  Timothy K. Hoelter, Esq.
             Telecopy: (414) 935-4990

             with copies to:

             Simpson Thacher & Bartlett
             425 Lexington Avenue
             New York, New York  10017
             Attention:  Robert E. Spatt, Esq.
             Telecopy: (212) 455-2502

             (b)  If to Buyer:

             Monaco Coach Corporation
             91320 Coburg Industrial Way
             Coburg, Oregon 97408
             Attention:  Kay L. Toolson
             Telecopy: (503) 998-2158

             with a copy to:

             Wilson, Sonsini, Goodrich & Rosati
             650 Page Mill Road
             Palo Alto, California  94304
             Attention:  Henry P. Massey, Jr., Esq.
             Telecopy:  (415) 493-6811



   or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third business day after the mailing thereof.

             9.5. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

             9.6. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             9.7. Bulk Sales Law. Buyer and the Sellers each agree to waive compliance by the other with the provision of the bulk sales law of any jurisdiction.

             9.8. Assignability. This Agreement shall not be assignable by the Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of the Sellers (such consents of either party not to be unreasonably withheld), provided, that Buyer may assign its rights and delegate its duties hereunder to an affiliate or affiliates, so long as Buyer agrees to be jointly and severally liable for all obligations hereunder; provided, further, that Buyer and its subsidiaries may assign it rights hereunder as collateral security to lenders providing acquisition financing for this transaction and any replacement thereof.

             9.9. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

             9.10. Schedules. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

             9.11. Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             9.12. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

             9.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

             9.14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana without regard to conflicts of laws principles thereof.

             IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                 HARLEY-DAVIDSON, INC.


                                 By:
                                    Title:


                                 HOLIDAY RAMBLER LLC


                                 By:
                                    Title:


                                 STATE ROAD PROPERTIES L.P.


                                 By: HR LEASING CORP., its
                                      General Partner



                                 By:
                                    Title:



                                 MONACO COACH CORPORATION



                                 By:
                                    Title:


                      SCHEDULES TO ASSET PURCHASE AGREEMENT


                                                     Exhibit A


                              ASSUMPTION AGREEMENT


             ASSUMPTION AGREEMENT dated as of March    , 1996 by MONACO COACH
   CORPORATION, a Delaware corporation ("Assignee"), in favor of HARLEY-DAVIDSON, INC., a Wisconsin corporation (the "Company"), HOLIDAY RAMBLER LLC, an Indiana limited liability company ("HR"), and STATE ROAD PROPERTIES L.P., a Delaware limited partnership ("SRP", and together with HR, the "Assignors").


                              W I T N E S S E T H :


             WHEREAS, pursuant to an Asset Purchase Agreement, dated as of January 21, 1996 (the "Purchase Agreement"), among the Company, the Assignors, and the Assignee, the Assignors have sold, transferred, assigned, conveyed and delivered to Assignee the properties, assets and business comprising Assignors' R.V. Division (the "R.V. Division"); and

             WHEREAS, the Purchase Agreement requires that Assignee undertake to assume and to agree to perform, pay or discharge certain liabilities and obligations of Assignors relating to the business of the R.V. Division;

             NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Assignors and Assignee agree as follows:

             Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

             1. Assignee hereby undertakes, assumes and agrees to perform, pay or discharge when due, to the extent not heretofore performed, paid or discharged, and subject to the limitations contained in paragraph 2 hereof: (i) all obligations relating to the R.V. Division business under contracts, commitments and agreements (except those obligations relating to contracts specifically excluded from transfer under the Purchase Agreement), including, without limitation, commitments for advertising, all unfulfilled purchase orders and sales commitments; (ii) all liabilities and obligations for returns of R.V. Division products sold prior to the Closing Date; (iii) all liabilities and obligations for trade promotion programs (including, without limitation, trade allowance programs), consumer promotions and other marketing programs applicable to R.V. Division products; (iv) all obligations under the licenses, permits or franchises of the R.V. Division, except those disclosed on Schedule 1.1(g) to the Purchase Agreement; (v) all current liabilities and accrued liabilities (excluding taxes referenced in Section 1.6(a) of the Purchase Agreement) arising out of the operations of the R.V. Division, including, but not limited to, (a) all products liability claims with respect to products manufactured by the Assignors, (b) all liabilities related to the presence, disposal, escape, seepage, leakage, discharge, emission, release or threatened release of any substances or materials, or (c) all liabilities related to or arising from the laws and regulations governing the manufacture or sale of motor or recreational vehicles) and (vi) all liabilities and obligations for any taxes and expenses described as obligations of the Assignee in Section 9.2 of the Purchase Agreement.

             2. It is expressly understood that Assignee is not assuming or agreeing to perform, pay or discharge:

             (a) liabilities of either of the Assignors for any taxes (other than accrued property taxes or any taxes which the Assignee is responsible for pursuant to Section 9.2 of the Purchase Agreement) arising from the operations of the R.V. Division prior to the Closing Date;

             (b)  liabilities arising out of or related to the Excluded
   Assets;

             (c) liabilities to current, former or retired employees of the Assignors arising out of or relating to their employment with the Assignors or their termination by the Assignors; except for (i) liabilities for Transitioned Employees for accrued vacation, whether vested or unvested, (only to the extent that such accruals are consistent with Assignee's accrued vacation policy) and accrued moving expenses and
   (ii) liabilities arising out of Assignee's noncompliance with Section 6.7 of the Purchase Agreement;

             (d) intercompany liabilities except obligations under the Eaglemark Financial Services Floor Plan Repurchase Agreement;

             (e) liabilities of either of the Sellers to third parties for any funded debt; and

             (f) except as otherwise provided herein, all debts, liabilities and obligations that do not arise out of business of the R.V. Division or the Assets.

             3. Nothing contained herein shall require Assignee to pay, perform or discharge any liabilities or obligations expressly assumed hereunder so long as Assignee shall in good faith contest or cause to be contested the amount or validity thereof, provided that Assignee shall indemnify Assignors and their affiliates and hold them harmless against any liabilities, damages, claims and expenses, including the reasonable fees and expenses of their counsel, which Assignors may incur as a result of any such contest and Assignors shall have no obligation to participate in any way on Assignee's behalf or otherwise in or with respect to any such contest.

             4. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied or if mailed, first class mail, postage prepaid, return receipt requested, as follows:

             (a)  If to Assignors:

             c/o Harley-Davidson, Inc.
             3700 West Juneau Avenue
             Milwaukee, Wisconsin  53201
             Attention: Timothy K. Hoelter, Esq.
             Telecopy: (414) 935-4990


             and copies to:

             Simpson Thacher & Bartlett
             425 Lexington Avenue
             New York, New York  10017
             Attention:  Robert E. Spatt, Esq.
             Telecopy: (212) 455-2502

             (b)  If to Assignee:

             Monaco Coach Corporation
             91320 Coburg Industrial Way
             Coburg, Oregon  97408
             Attention: Kay L. Toolson
             Telecopy: (503)998-2158


             with a copy to:

             Wilson, Sonsini, Goodrich & Rosati
             650 Page Mill Road
             Palo Alto, California  94304
             Attention:  Henry P. Massey, Jr.
             Telecopy:  (415) 493-6811

   or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of hand delivery or on the third business day after the mailing thereof.

             5. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             6. This Agreement shall not be assignable by any Assignor (except to an affiliate thereof) without the prior written consent of Assignee or by Assignee without the prior written consent of each of the Assignors.

             7. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

             8. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

              9. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

             10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana without regard to conflicts of laws principles thereof.


             IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                 HARLEY-DAVIDSON, INC.


                                 By:
                                    Title:


                                 HOLIDAY RAMBLER LLC


                                 By:
                                    Title:


                                 STATE ROAD PROPERTIES L.P.


                                 By: HR LEASING CORP., its
                                      General Partner



                                 By:
                                    Title:



                                 MONACO COACH CORPORATION


                                 By:
                                    Title:




                                                      Exhibit C



                          TRANSITION SERVICES AGREEMENT

             TRANSITION SERVICES AGREEMENT, dated March __, 1996, among HARLEY-DAVIDSON, INC., a Wisconsin corporation (the "Company"), HOLIDAY RAMBLER LLC, an Indiana limited liability company ("HR"), STATE ROAD PROPERTIES L.P., a Delaware limited liability partnership ("SRP"), and together with HR, the "Sellers"), and MONACO COACH CORPORATION, a Delaware corporation ("Buyer").


                              W I T N E S S E T H :


             WHEREAS, pursuant to an Asset Purchase Agreement, dated as of January 21, 1996 (the "Purchase Agreement"), among the Company, the Sellers and Buyer, the Sellers have sold, transferred, assigned, conveyed and delivered to Buyer the properties, assets and business comprising the R.V. Division line ("R.V. Division"); and

             WHEREAS, in connection therewith, the Sellers and Buyer desire that the Sellers provide for Buyer certain transition services as set forth herein;

             NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Sellers and Buyer agree as follows:

             1. Transition Services. During the ___ month period (or such other period as may be provided in Annex A attached hereto) commencing on the date hereof (the "Transition Period"), the Sellers agree to provide to Buyer or affiliates of Buyer, as may be requested from time to time by Buyer and such affiliates, the same type, quality and relative level of services as are set forth on Annex A attached hereto, which the Sellers have provided to the R.V. Division at comparable times and periods during the 24 full months preceding the date hereof. Such services will be provided for charges as described in Annex A attached hereto.

             2. Billing and Payment. Buyer agrees promptly to pay any bills and invoices that it receives from the Sellers for services provided under this Agreement, subject to receiving, if requested, any appropriate support documentation for such bills and invoices. Such charges shall be billed as of the end of each calendar month of the Transition Period and the Sellers reserve the right to settle such charges by means of the cash settlement procedures established pursuant to Section 3 below.

             3. Cash Receipts/Disbursements. The Sellers agree promptly to establish procedures relating to the timely settlement of cash receipts and disbursements relating to the collection of accounts receivable and payments for payroll and accounts payable made by the Sellers for Buyer's account. These receipts/disbursements will be settled monthly and the mode of payment will be bank check.

             4. General Intent. The Sellers agree to use commercially reasonable efforts to provide all transition assistance which Buyer or its affiliates may reasonably request during the Transition Period. Buyer and its affiliates agree to use commercially reasonable efforts to end their need to use such assistance as soon as reasonably possible and in all events (unless the parties otherwise agree) not later than the end of the Transition Period. In particular, Buyer agrees to institute separate cash management systems as soon as possible.

             5. Validity of Documents. The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with the Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

             6. Partial Termination. Except as indicated on Annex A hereof, all services initially chosen by Buyer and its affiliates hereunder are only terminable by Buyer and its affiliates on 30 days prior written notice. Any such termination shall be final.

             7. Assignment. This agreement shall not be assignable in whole or in part by either party hereto without the prior written consent of the other, provided, that the Sellers may assign this Agreement in whole or in part to an affiliate, successor or transferee thereof, but only to the extent that a sale or other transfer of such Seller's operations reasonably requires such transfer for the performance of its services hereunder and provided further that Buyer may assign this Agreement to one of its affiliates.

             8. Confidentiality. The Sellers shall hold all information relating to the R.V. Division confidential and will not disclose any of such information to any party for a period of two years from the expiration of this Agreement unless legally compelled to disclose such information, provided, however, that the Sellers shall be entitled to disclose such information to parties subject to standard confidentiality agreements executed in connection with any sale or possible sale of the business, stock or assets of the Sellers.

             9. Effective Date. This Agreement shall become effective on the Closing Date as such date is defined in the Purchase Agreement and prior to such time shall have no force or effect. If the Purchase Agreement is terminated as provided for therein prior to the Closing Date, this Agreement shall terminate without any further action of the parties hereto and neither party shall have any liability to the other with respect to the provisions contained herein.

             10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Indiana without reference to the choice of law principles thereof. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement or the Annex attached hereto shall be brought and prosecuted in such court or courts located in Indiana as are permitted by law.

             11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


             IN WITNESS WHEREOF, the parties have signed this Transition Agreement on the date first set forth above.


                                 HARLEY-DAVIDSON, INC.


                                 By:
                                    Title:


                                 HOLIDAY RAMBLER LLC


                                 By:
                                    Title:


                                 STATE ROAD PROPERTIES L.P.


                                 By: HR LEASING CORP., its
                                      General Partner



                                 By:
                                    Title:


                                 MONACO COACH CORPORATION



                                 By:
                                    Title:




                    Annex A to Transition Services Agreement

                                 R.V. Division


                               TRANSITION SERVICES


                      (All services will be priced at cost)


        SERVICE                  METHODOLOGY FOR CHARGES


   Consumer Information          No Charge:  Seller will forward all
                                 correspondence directly to Buyer.

   Purchasing/Commodities        $[      ] per month

   Engineering (Divisional)      Project man hours charged at the following
                                 rates:
                                 - Design/Drafting:  $[  ] per hour
                                 - Engineering:      $[  ] per hour

   Centralized Financial         - Plant:       $[     ] per month
     Systems/
     Accounting Services
     (See Annex A-1)             - Plant Manufacturing
                                        Cost System Maintenance:
                                        Project man hours charged
                                        at a rate of [$  ] per hour

                                 - (Accounting Services):  $[    ]  per month

                                 - (Financial Systems):  $[    ] per
                                      month

                                 - Plant leased communication
                                   line:  $[   ] per month plus usage

   Credit                        $[    ] per month

   Customer Service              $[    ] per month

   Selling (Divisional)          $[    ] per month + [  ]% of net  invoice
                                 value (brokerage)

   Distribution Expense:

        Warehousing              A standard rate developed exclusively for
                                 each distribution center (both public and company operated) which is applied to the product's gross shipping weight.

        Transportation           A standard rate developed for each unique
                                 set of origin/destination points which is applied to the product's gross shipping weight (except transportation to customers which is based on a weighted average of all customer shipments from a specific warehouse).

             Any other services as the parties hereto shall mutually agree to be provided shall be priced at cost.



                             Annex A-1 to Transition Services Agreement


                                 R.V. Division

                      (All services will be priced at cost)


                      FINANCIAL SYSTEMS/ACCOUNTING SERVICES





             Plant                                   Monthly Cost

             General Ledger                          $ [__]
             Accounts Payable                          [__]
             Payroll                                   [__]
             Fixed Assets                              [__]
             Finished Product Inventory
               Reporting System                        [  ]
                                                     $ [__]



        Financial Systems:

             General Ledger                          $ [__]
             Accounts Payable                          [__]
             Fixed Assets                              [__]
             Accts. Receivable                         [__]
             Payroll                                   [  ]
                                      TOTAL          $ [__]

             Account Services:
             Payroll                                 $ [__]
             Accounts Payable                          [__]
             Broker Commission Processing              [__]
             Sales Accounting                          [__]
             Accounts Receivable Journal Processing    [__]
             Sales Allowance/Promotion Processing      [__]
             Finished Product Accounting
               (samples, spoilage, etc.)               [__]
             Short Pay/Dispute Processing              [  ]
                                      TOTAL          $ [__]

                                GRAND TOTAL          $[___]